Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

BANC OF CALIFORNIA, NATIONAL ASSOCIATION,

and

CALIBER HOME LOANS, Inc.

Dated as of February 28, 2017

(continued)

-ii-

(continued)

-iii-

(continued)

		Page

10.11	Waiver of Jury Trial	68

10.12	Limitation of Liability	68

Exhibit A	Transition Services Agreement
Exhibit B	Accounting Principles
Exhibit C	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit D	Volume Retention Payment

Annex I	Seller Disclosure Schedules
Annex II	Buyer Disclosure Schedules

-iv-

List of Items in the Disclosure Schedules

to the Asset Purchase Agreement, dated February 28, 2017,

by and between Banc of California, N. A. and Caliber Home Loans, Inc.

Seller Disclosure Schedules

1.1(a) Business Employees (Excluding Loan Officers)

1.1(b) Loan Officers

1.1(c) Knowledge of the Seller

2.1(a) Purchased Assets

3.2(a) Consents and Approvals

3.3 Compliance with Laws; Litigation

3.4 Absence of Changes

3.5(b) Certain Labor Matters

3.6(a) Employee Benefits

3.7 Broker’s Fees

3.13(a) In-Process Mortgage Loans

3.16(b) Leased Real Property

5.3(a) Offers of Employment

5.9(c)(xiii) Residential Mortgage Lending Loan Pricing Policy

5.9(j) Diligence Items

5.11 Non-Terminated Contracts

Buyer Disclosure Schedules

1.1(a) Knowledge of Buyer

4.4 No Brokers

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of February 28, 2017 (this “Agreement”), is made by and between BANC OF CALIFORNIA, National Association, a national banking association (the “Seller”), and CALIBER HOME LOANS, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, the Seller has been in the business of originating residential Mortgage Loans under its “Banc Home Loans” division (the “Business”), and is the owner of the assets and liabilities constituting the Business;

WHEREAS, on the terms and subject to the conditions set forth herein, at the Closing, the Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from the Seller, all of the Seller’s right, title and interest in and to all of the Purchased Assets;

WHEREAS, in connection with the purchase of the Purchased Assets, Buyer agrees, on the terms and subject to the conditions set forth herein, to assume all of the Assumed Liabilities;

WHEREAS, Buyer and the Seller have entered into the transition services agreement attached hereto as Exhibit A, dated as of the date hereof, but effective as of the Closing Date (the “Transition Services Agreement”), pursuant to which each party shall provide, or cause to be provided, certain transitional services to the other party after the Closing Date;

WHEREAS, the Managing Director has entered into an employment agreement with Buyer as of the date hereof, with such agreement effective as of April 28, 2017 (the “Managing Director Employment Agreement”); and

WHEREAS, the parties to this Agreement acknowledge that all of the transactions contemplated by this Agreement are part of one integrated transaction.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, it is hereby agreed among the parties as follows:

DEFINITIONS

1.1         Definitions.     For purposes of this Agreement, the following terms have the meanings set forth below:

“Accounting Issues” has the meaning set forth in Section 2.9.

“Accounting Principles” means GAAP, consistently applied using the accounting principles, policies, procedures, practices, applications and methodologies set forth on Exhibit B.

“Acquired Contracts” has the meaning set forth in Section 2.1(a)(iv).

“Action” has the meaning set forth in Section 9.6(a).

“Additional Incentives” has the meaning set forth in Section 5.3(i).

“Adjusted NBV Certificate” has the meaning set forth in Section 2.6(a).

“Adjusted Net Book Value” has the meaning set forth in Section 2.6(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used herein, “control” (including the terms “controlled by” and “under common control”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency” means any government sponsored secondary mortgage market enterprise or entity that acquires, owns, insures or guarantees Mortgage Loans, including for purposes of this Agreement, Fannie Mae, Ginnie Mae, Freddie Mac, VA, FHA, HUD and USDA.

“Agreed Claims” has the meaning set forth in Section 9.4(c).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means, collectively, the Buyer Ancillary Agreements and the Seller Ancillary Agreements.

“Applicable Requirements” means all contractual obligations of, and all requirements of Law and Orders and any Agency requirements or guidelines applicable to, the Business, the Purchased Assets or the Seller and the accepted mortgage origination, servicing and sales practices of prudent mortgage lending institutions that originate, sell or service mortgage loans of the same or similar type as the In-Process Mortgage Loans originated or serviced by the Seller in the jurisdictions where the related mortgaged properties are located.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Audit” means any audit, assessment or other inquiry or examination relating to Taxes by any Taxing Authority (or any third-party to whom a Tax is required to be paid) or any Proceeding relating to Taxes.

“Basket” has the meaning set forth in Section 9.1(b)(ii).

“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employee benefit or compensation plan, policy, practice, program, agreement or arrangement, including any such plan, policy, practice program, agreement or arrangement relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to by the Seller or any of its Affiliates, or to which the Seller or any of its Affiliates is a party, for the benefit of Business Employees or in which Business Employees participate or to which any Business Employee is a party, other than any Multiemployer Plan.

“Bill of Sale, Assignment and Assumption Agreement” means the Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit C, or such other form as mutually agreed between the parties.

“Books and Records” means all material books, records, data, manuals, paper and computer files and other materials to the extent related to the Business, the Transferred Employees, the Leased Real Property, the Purchased Assets or the Assumed Liabilities, including operating and production records, quality control records, client credit data, client lists, refined lists, business plans, budgets, and, to the extent permitted under applicable Law, copies of the job application, resume, most recent compensation agreement, Form I-9, Form W-4, state withholding tax certificate, and offer letter, as applicable, of each of the Transferred Employees in possession, held at the direction or under the control of Seller or its Affiliates (such personnel records, the “Personnel Records”). Notwithstanding the foregoing, Books and Records shall not include any Mortgage Files; any archived emails or other electronic communications not available on the current personal computers of any Transferred Employee; any information that contains information that does not relate to the Business and that cannot be extracted or separated from such information that does not relate to the Business without unreasonable effort or expense; any personnel files relating to employees of the Seller or any of its Affiliates (excluding such files relating to the Transferred Employees); any information subject to attorney-client or other legal privilege of the Seller or its Affiliates; any information relating to the Excluded Assets or the Excluded Liabilities; the Seller’s or its Affiliates’ record books containing minutes of meetings of its directors or shareholders (or their equivalents) or other corporate governance matters; any information the transfer or disclosure of which is restricted by applicable Law or any agreement by which the Seller or its Affiliates is bound; any correspondence with any Governmental Body to the extent not related to the Business; and any Tax Returns or any other information related to Taxes of the Seller or its Affiliates to the extent not related to the Business (provided, that the Seller shall use commercially reasonable efforts to separate the Tax information relating to the Purchased Assets and Assumed Liabilities and provide it to Buyer).

“Business” has the meaning set forth in the Recitals.

“Business Benefit Plan” means each Benefit Plan maintained solely and exclusively for the benefit of Business Employees.

“Business Day” has the meaning set forth in Section 1.2(a)(iii).

“Business Employee” means the (a) employees of the Seller and its Affiliates identified on Schedule 1.1(a) of the Seller Disclosure Schedules and (b) the Loan Officers identified on Schedule 1.1(b) of the Seller Disclosure Schedules.

“Buy-Out Amount” means an amount equal to $35,000,000, less the aggregate amount of all Earn-Out Amounts paid prior to the date on which Buyer makes the payment of the Buy-Out Amount.

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 5.3(g).

“Buyer Ancillary Agreements” means, collectively, the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement and all other agreements, instruments and documents being or to be executed and delivered by Buyer or any of its Affiliates under this Agreement or in connection herewith.

“Buyer Benefit Plan” has the meaning set forth in Section 5.3(b).

“Buyer Disclosure Schedules” means the disclosure schedules delivered by Buyer to the Seller in connection with the execution of this Agreement, and attached to this Agreement as Annex II and made a part of this Agreement.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 4.1 (Organization), Section 4.2(a) (Authority) and Section 4.4 (No Brokers).

“Buyer Group Member” means (a) Buyer and its Affiliates; (b) directors, officers, partners, managers, members, investors and employees of Buyer and its Affiliates; and (c) the successors and assigns of the foregoing.

“Buyer Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, would, or would reasonably be expected to, materially impair the ability of Buyer or any of its Affiliates to perform their obligations hereunder or under any Buyer Ancillary Agreement; provided, however, any such material impairment as a result of any action by a Governmental Body that licenses the lending and originating activities of the Business or any Business Employees shall not be considered when determining whether a Buyer Material Adverse Effect has occurred or would be reasonably be expected to occur.

“Calculation Time” means 12:01 AM Pacific time on the applicable Loan Officer Transfer Date.

“Call Report” has the meaning set forth in Section 3.10(a).

“Cap” has the meaning set forth in Section 9.1(b)(iii).

“Charter Documents” means (a) with respect to a corporate entity, the certificate of incorporation and by-laws (or similar governing documents); and (b) with respect to any other entity, the certificate of formation and operating agreement (or similar governing documents).

“Claim Notice” has the meaning set forth in Section 9.4(a).

“Closing” has the meaning set forth in Section 2.11(a).

“Closing Date” has the meaning set forth in Section 2.11(a).

“Closing Date In-Process Mortgage Loan” means any In-Process Mortgage Loan related to those Loan Officers whose Loan Officer Transfer Date is the first Business Day following the Closing Date.

“Closing Date Payment” means the sum of the Upfront Premium plus the Estimated Net Book Value.

“Closing Date Transferred Employees” means collectively, the Business Employees that are transferred to Buyer on the first Business Day after the Closing Date, none of which shall be required to be State NMLS Licensed upon commencing employment or service with Buyer or its Affiliates and each of which shall be located solely within the Leased Real Property located at 18500 Von Karman Avenue, Suite 900, Irvine, California 92612.

“Closing In-Process Mortgage Loan Data” means, with respect to each Closing Date In-Process Mortgage Loan, a DU 3.2 format data file: the AUS reference number; the credit reference number; any appraisals in the Seller’s possession and all appraisal related documentation such as transfer letters, air certifications, SSRs, and invoices; a schedule of all upfront fees charged to the applicable borrower(s) including, without limitation, a listing of all appraisal, credit report, flood certificate and tax service fees; and any and all other documents associated with the Closing Date In-Process Mortgage Loan, including all disclosures and evidence of delivery, all documents provided by the borrower, and any other deliverables necessary to accommodate the transfer of the Closing Date In-Process Mortgage Loan from the Seller to Buyer.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (or any other similar state or local law).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collected Loan Fees” has the meaning set forth in Section 2.1(a)(xii).

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement, dated as of December 8, 2016, by and between Buyer and the Seller.

“Construction Loan Group” means the Seller’s lending business that originates residential construction Mortgage Loans.

“Continuation Period” has the meaning set forth in Section 5.3(b).

“Contract” means any contract, guarantee, lease, license, commitment or other legally binding agreement.

“De Minimis Amount” has the meaning set forth in Section 9.1(b)(i).

“Document” means any book, record, file, paper, computer tape, computer disk, microfilm, information storage device of any type and any other document.

“Domain Names” means Internet electronic addresses, websites, uniform resource locators and alpha-numeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Earn-Out Amount” means for the applicable Quarter, the product of (a) the R/C Loan Amount multiplied by the R/C Loan Multiple, plus (b) the Third-Party Originated Loan Amount, multiplied by the Third-Party Originated Loan Multiple.

“Earn-Out Buy-Out Option” has the meaning set forth in Section 5.8(d).

“Earn-Out Period” means the period beginning on the Closing Date and continuing for thirty eight (38) months.

“Earn-Out Protections” has the meaning set forth in Section 5.8(a).

“Earn-Out Statement” has the meaning set forth in Section 5.8(b).

“Encumbrance” means any lien, charge, security interest, encumbrance, mortgage, pledge, easement, hypothecation, conditional sale or other title retention agreement, title exception, defect in title, easement, right of way or other restriction of a similar kind.

“Environmental Laws” means any Law or Order, pertaining to pollution or the protection of the environment or public health and safety, including the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling, or release threatened release of any hazardous substance.

“Environmental Permits” means any licenses, permits, certificates, exemptions, registrations, approvals, orders, or other authorizations issued by any Governmental Body that are required under Environmental Laws with respect to the operation of the Business or the use, occupancy, or operation of the Leased Real Property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Seller for purposes of Section 414 of the Code or Section 4001 of ERISA.

“Estimated NBV Certificate” has the meaning set forth in Section 2.5.

“Estimated Net Book Value” has the meaning set forth in Section 2.5.

“Estimated Volume Retention Payment” has the meaning set forth in Section 2.7(a).

“Excluded Assets” has the meaning set forth in Section 2.1(c).

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Excluded Mortgage Loans” has the meaning set forth in Section 2.1(c)(x).

“Excluded Taxes” means any (a) Income Taxes of or relating to the Seller for any taxable period, (b) Non-Income Taxes of or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Period, and (c) Transfer Taxes to the extent provided in Section 6.2. For the purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes for the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“Expenses” means any and all expenses incurred in connection with defending or asserting any claim, Action, or Proceeding hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“Facilities” has the meaning set forth in Section 5.12.

“Fannie Mae” means Fannie Mae, formerly known as The Federal National Mortgage Association, or any successor thereto.

“FHA” means the United States Federal Housing Administration, or any successor thereto.

“FHA Loan” means any Mortgage Loan insured by FHA and HUD.

“Final Allocation” has the meaning set forth in Section 2.10(a).

“Final Transfer Date” has the meaning set forth in the definition of Loan Officer Transfer Date.

“Freddie Mac” means Freddie Mac, formerly known as The Federal Home Loan Mortgage Corporation, or any successor thereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Ginnie Mae” means the Government National Mortgage Association, a corporate body organized and existing under the laws of the United States, or any successor thereto.

“Governmental Body” means any (a) foreign, domestic, federal, state, provincial, municipal, local or other governmental or administrative authority, agency or regulatory body, including any Agency, or instrumentality, court government or self-regulatory organization or commission of competent jurisdiction, (b) any court, tribunal, judicial or arbitral body, or any quasi-governmental body, or any political or other subdivision department or branch of any of the bodies described in the foregoing clauses (a) and (b), and (c) the agencies in each state where the Business is located or the Seller is doing business that regulate and license the lending and originating activities of the Business and its personnel or Business Employees.

“HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

“In-Process Mortgage Loans” means, as of the applicable Calculation Time, the entire pipeline of mortgage loan applications and leads registered in Seller’s loan origination system that: (a) were taken by any Business Employee which becomes a Transferred Employee as of the Calculation Time, (b) have not yet been funded by the Seller, (c) have been entered into Seller’s pipeline tracking system, (d) do not have an active rate lock commitment with the borrower (i.e. are not “locked”) and (e) are scheduled to close no less than thirty (30) days from the Calculation Time; provided, however, that “In-Process Mortgage Loans” shall not include: (i) mortgage loan leads older than twelve (12) months prior to the Calculation Time or (ii) mortgage loan applications and leads for construction loans, bond programs, reverse mortgages, HELOCs, non-mortgage loans, commercial loans or brokered out loans (unless Buyer expressly agrees to accept such loans in Buyer’s sole discretion).

“Income Taxes” means U.S. federal, state, local, franchise, or foreign net income Taxes, or any other Taxes imposed on, or determined by reference to net income, including capital gain Taxes or any capital Tax imposed in lieu of a net income Tax (but not any gross income Taxes and not any withholding Taxes or payroll, employment or employee Taxes), together with any interest or penalties imposed with respect thereto.

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnitor” has the meaning set forth in Section 9.4(a).

“Independent Accounting Firm” means Grant Thornton LLP or, if such firm is unwilling to serve as the independent accounting firm, a nationally recognized accounting or financial consulting firm independent of the Seller and Buyer, selected by the mutual agreement of the parties or appointed by a court if the parties cannot so mutually agree.

“Intellectual Property” means any and all intellectual property rights and related proprietary rights, arising from or in respect of the following (whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention): (a) patents, patent applications, provisional patent applications, including any and all divisions, continuations, continuations-in-part and reissues thereof, and all registrations and applications thereof; (b) trademarks, service marks, trade names, brand names, trade dress, slogans, logos, corporate names, social media accounts and other indicia of origin or other business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof; (c) Domain Names; (d) trade secrets, know-how and confidential and proprietary information; (e) copyrights, copyrightable works, works of authorship (whether published or unpublished), software, rights in databases and data collections, moral and economic rights of authors and inventors, and all registrations, applications, renewals, extensions and reversions thereof; (f) other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; (g) rights in documentation and other embodiments of the foregoing; and (h) all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.

“Knowledge of Buyer” means the actual knowledge, after reasonable inquiry, of the individuals set forth in Schedule 1.1(a) of the Buyer Disclosure Schedules.

“Knowledge of the Seller” means the actual knowledge, after reasonable inquiry, of the individuals set forth in Schedule 1.1(c) of the Seller Disclosure Schedules.

“Law” means any foreign, federal, state, provincial or local law, statute, regulation, rule, code, ordinance or other requirement (including common law) enacted, adopted, issued or promulgated by any Governmental Body.

“Leased Real Property” has the meaning set forth in Section 3.16(b).

“Leases” has the meaning set forth in Section 2.1(a)(ii).

“Loan Officer Transfer Date” means, as applicable, (a) one (1) Business Day following the Closing Date if such Loan Officer is not required to be State NMLS Licensed upon commencing employment or service with Buyer or its Affiliates, (b) April 28, 2017, for each Loan Officer who becomes State NMLS Licensed at least two (2) Business Days prior to April 28, 2017, or (c) the date of the first Monday after both May 1, 2017, and the date such Loan Officer becomes State NMLS Licensed (so long as Buyer has at least two (2) Business Days to onboard such individual, or otherwise, the date that is the second Monday after such Loan Officer becomes State NMLS Licensed); provided, however, that the final Loan Officer Transfer Date shall be June 26, 2017 (the “Final Transfer Date”).

“Loan Officers” means, collectively, the individuals whose names are set forth in Schedule 1.1(b) of the Seller Disclosure Schedules (which Schedule shall indentify whether each individual is or would be subject to State NMLS Licensing requirements upon his or her commencement of employment or service with Buyer or its Affiliates).

“Loan Transfer Date” means the date on which any In-Process Mortgage Loan is transferred to Buyer pursuant to Section 2.1(b).

“Losses” means any and all losses, liabilities, costs, interest, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges or Expenses.

“Managing Director” means Theodore Ray.

“Managing Director Employment Agreement” has the meaning set forth in the Recitals.

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences is, or would reasonably be expected to be, materially adverse to the business, results of operation or financial condition of the Purchased Assets and the Business, taken as a whole, or that would, or would reasonably be expected to, materially impair the ability of the Seller to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; provided, however, any such fact, circumstance, event, change, effect or occurrence arising out of or resulting from any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably expected to occur: (a) the announcement of the execution of this Agreement and the transactions contemplated hereby or the identity of Buyer, (b) actions or omissions of the Seller or its Affiliates required by the terms of this Agreement or taken with the prior consent of, or requested in writing by, Buyer (other than actions or omissions taken in the Ordinary Course of Business in accordance with Section 5.9), (c) the death, disability or other loss of any employee or group of employees of the Buyer, the Seller or their respective Affiliates, including any Transferred Employee, (d) U.S., regional, international or global economic, business or market conditions (including changes in credit availability and liquidity, interest rates, currency exchange rates or prices of securities or commodities generally or liquidity of trading markets) or political conditions, (e) any outbreak of war, acts of terrorism, civil unrest, natural disasters, or other calamities, (f) changes or proposed changes in Laws, rules, regulations or authoritative interpretations thereof applicable to the Seller, the Buyer, their respective Affiliates, the mortgage business or mortgage borrowers including, without limitation, changes or proposed changes in Tax Laws rules, regulations or authoritative interpretations (g) changes generally affecting the industry or industries in which the Seller, the Buyer, their respective Affiliates or the Business operates, or (h) changes in generally accepted accounting principles or changes in regulatory accounting requirements.

“Mortgage” means a mortgage, deed of trust or other instrument creating a first lien on the Mortgaged Property securing the Mortgage Note.

“Mortgage Files” means, with respect to any Mortgage Loan, the financing and Mortgage files in the possession of, or held for the account of, the Seller, including Mortgage Financing Contracts, Mortgage Notes, lock agreements, payment histories, credit reports, records, collateral files, record books, written notes, financial records, memoranda, and other written documentation whether in hard copy or electronic format.

“Mortgage Financing Contract” means any Contract (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof) and any ancillary agreements relating thereto, which evidences or otherwise relates to Mortgage Loans, between the Seller and an Obligor.

“Mortgage Loan” means each residential mortgage loan, including to the extent related thereto the Mortgage File, all scheduled and unscheduled payments, liquidation proceeds, insurance proceeds, condemnation proceeds, real estate owned disposition proceeds, any escrow amounts related to the Mortgage Loan, ownership of the Servicing rights and all other rights, benefits, proceeds and obligations arising from or in connection with the Mortgage Loan.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means an Obligor’s real property securing repayment of a related Mortgage Note, consisting of a fee simple interest in a single parcel of real property improved by a residential dwelling.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Net Book Value” means, as of the Closing Date, the cost of the Net Book Value Assets minus the accumulated depreciation of such asset, calculated in accordance with the Accounting Principles or, if requested by Buyer, as determined by a third-party valuation agent.

“Net Book Value Assets” has the meaning set forth in Section 2.1(a)(iii).

“New Branch” means any branch office locations of Buyer that commences Mortgage Loan origination activities after the Closing Date due to material efforts by a Regional Vice President who (a) as of the date of this Agreement, reports to the Managing Director and (b) becomes a Transferred Employee.

“Non-Income Taxes” means all Taxes other than Income Taxes.

“Obligor” means any Person that is an obligor, lessee, borrower or guarantor under any Mortgage Financing Contract.

“Order” means any order, injunction, judgment, decree, ruling, charge or writ, stipulation, assessment or arbitration award of any Governmental Body or quasi-judicial official (e.g., an arbitrator or mediator).

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by the Seller and its Affiliates, through the date hereof consistent with past practice.

“Origination Volume” means (a) 100% of the aggregate dollar value of Mortgage Loans originated in connection with the purchase of real property and (b) 50% of the aggregate dollar value of Mortgage Loans originated in connection with a refinancing, in each case, from July 1, 2016 through December 31, 2016.

“Permitted Encumbrances” means any and all (a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith and in accordance with applicable Law; and (b) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the Ordinary Course of Business for sums not yet due and payable or that are being contested in good faith.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity or organization, or a Governmental Body, or any department, agency or political subdivision thereof.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information standing alone or in combination with other information that allows the identification of a natural person.

“Personnel Records” has the meaning set forth in the definition of Books and Records.

“Portfolio Group” has the meaning set forth in Section 2.1(c)(xii).

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Private Banking Group” has the meaning set forth in Section 2.1(c)(xii).

“Proceeding” has the meaning set forth in Section 3.3(b).

“Property Taxes” means all real, personal, and intangible property Taxes.

“Proposed Allocation” has the meaning set forth in Section 2.10(a).

“PTO Rollover Employee” means any Business Employee who is not employed in California and will be eligible to accrue paid time off in his or her role with Buyer.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Quarter” means the three month fiscal period ending on each of March 31, June 30, September 30 and December 31.

“R/C Loan Amount” means the aggregate original principal dollar amount of retail/consumer direct loans (excluding portfolio products of Seller or its Affiliates, including the Portfolio Group) originated out of the Leased Real Properties and New Branches issued in such Quarter.

“R/C Loan Multiple” means for the applicable Quarter, if the Retained Volume Percentage is: (a) greater than or equal to 85%, .0024, or (b) less than 85% but greater than or equal to 75%, then the Earn Out Multiple for R/C Loans is .00216, or (c) is less than 75%, .00192.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third-parties, arising from the conduct of the Business before the Closing, whether or not in the Ordinary Course of Business, together with any unpaid financing charges accrued thereon.

“Regulatory Approvals” means any filings, registrations, notices, applications, authorizations, consents, waivers, approvals, permits, and actions that may be required to be filed with or obtained from any Governmental Body to consummate the transactions contemplated hereby in accordance with applicable Law.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, accountant, representative, financial advisor, legal counsel or other Person acting on behalf of such Person.

“Restricted Business” has the meaning set forth in Section 5.6(b).

“Restricted Employees” has the meaning set forth in Section 5.5.

“Restricted Period” has the meaning set forth in Section 5.6(a).

“Restricted Territory” has the meaning set forth in Section 5.6(b).

“Retained Names and Marks” has the meaning set forth in Section 5.2(a).

“Retained Volume Percentage” means a fraction, calculated as of the Final Transfer Date, the numerator of which is equal to the Origination Volume attributable to the Loan Officers who become Transferred Employees on or before the Final Transfer Date, and the denominator of which is equal to the Origination Volume attributable to the Loan Officers that are employed by the Seller the first Business Day following the date hereof. Any Retained Volume Percentage which is not a whole percentage shall be rounded down to the closest whole percentage if the partial percentage is less than 0.5% and shall be rounded up to the closest whole percentage if the partial percentage is greater than or equal to 0.5%. For example, a percentage of 86.4 would be rounded down to 86.0%, and a percentage of 86.6 would be rounded up to 87.0%.

“SEC” has the meaning set forth in Section 5.1.

“Seller” has the meaning set forth in the Preamble.

“Seller Ancillary Agreements” means, collectively, the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement and all other agreements, instruments and Documents being or to be executed and delivered by the Seller or any of its Affiliates under this Agreement or in connection herewith.

“Seller Data” means all data contained in the Seller IT Systems or any databases of the Seller (including any and all trade secrets and User Data) and all other information and data compilations used by, or necessary to the Business and any other operations of the Seller.

“Seller Disclosure Schedules” means the disclosure schedules delivered by the Seller to Buyer in connection with the execution of this Agreement, and attached to this Agreement as Annex I and made a part of this Agreement.

“Seller Fundamental Representations” means the representations and warranties of the Seller set forth in Section 3.1 (Organization), Section 3.2(a) (Authority), Section 3.7 (No Brokers) and Section 3.9 (Title to and Sufficiency of Assets).

“Seller Group Member” means (a) the Seller and its Affiliates; (b) directors, officers and employees of the Seller and its Affiliates; and (c) the successors and assigns of the foregoing.

“Seller IT Systems” means all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the Business.

“Seller Permits” has the meaning set forth in Section 3.3(b).

“Seller Privacy Policy” means each external or internal, past or present, privacy policy of the Seller, including any policy relating to: (a) the privacy of users of any website or online service; (b) the collection, storage, disclosure and transfer of any Personal Data; and (c) any employee information.

“Seller Service Provider” means any current or former employee, including any and all Business Employees, and each other Person who provides or has provided services to the Seller or any of its Subsidiaries as a director, consultant, agent or independent contractor.

“Seller’s SEC Investigation” means any Proceeding involving the Seller by or before the SEC.

“Solvent” means, with respect to any Person as of any date of determination, that on such date, (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of the such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would be required to be reflected on a balance sheet prepared in accordance with GAAP.

“State NMLS Licensed” and its correlative terms means, with respect to any Loan Officer, the status of being duly licensed to perform his or her duties for Buyer in accordance with the Secure and Fair Enforcement for Mortgage Licensing Act by the primary state in which such Loan Officer operates.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subject Loan Officers” has the meaning set forth in Section 5.3(i).

“Subsequent In-Process Mortgage Loan” means any In-Process Mortgage Loan related to those Loan Officers whose Loan Officer Transfer Date is a date subsequent to the first Business Day following the Closing Date.

“Subsequent In-Process Mortgage Loan Data” means, with respect to each Subsequent In-Process Mortgage Loan, a DU 3.2 format data file: the AUS reference number; the credit reference number; any appraisals in Seller’s possession and all appraisal related documentation such as transfer letters, air certifications, SSRs, and invoices; a schedule of all upfront fees charged to the applicable borrower(s) including, without limitation, a listing of all appraisal, credit report, flood certificate and tax service fees; and any and all other documents associated with the Subsequent In-Process Mortgage Loan, including all disclosures and evidence of delivery, all documents provided by the borrower, and any other deliverables necessary to accommodate the transfer of the Subsequent In-Process Mortgage Loan from the Seller to Buyer.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax or other assessment or charge of any nature whatsoever, together with any related interest, addition to tax or penalty imposed by any Taxing Authority, including any Taxes of, or determined by reference to, the Tax liability of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States law), as a result of being a transferee or successor, or otherwise.

“Tax Return” means any tax return, information return, form, statement, declaration, document, claim for refund, or other information or filing and any amendments thereto required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” means any Governmental Body responsible for the imposition of any Taxes.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third-Party Originated Loan Amount” means the aggregate original principal dollar amount of Third-Party Originated Loans (excluding portfolio products of Seller or its Affiliates, including the Portfolio Group) originated out of the Leased Real Properties and New Branches issued in such Quarter.

“Third-Party Originated Loan Multiple” means for the applicable Quarter, if the Retained Volume Percentage is: (a) greater than or equal to 85%, .00105, (b) less than 85% but greater than or equal to 75%, .000945, or (c) less than 75%, .00084.

“Transfer Date” means (a) with respect to any Closing Date Transferred Employee, one (1) Business Day following the Closing Date, and (b) with respect to any other Business Employee, the Loan Officer Transfer Date.

“Transfer Taxes” has the meaning set forth in Section 6.2.

“Transferred Business” means the Business acquired by Buyer from the Seller as of the Closing, pursuant to this Agreement.

“Transferred Employee” has the meaning set forth in Section 5.3(a).

“Transition Services Agreement” has the meaning set forth in the Recitals.

“Unassignable Asset / Contract” has the meaning set forth in Section 2.2(b).

“Underwriting Guidelines” has the meaning set forth in Section 3.13(b).

“Upfront Premium” means an amount equal to $25,000,000.

“USDA” means the United States Department of Agriculture, or any successor thereto.

“VA” means the United States Department of Veterans’ Affairs, or any successor thereto.

“VA Loan” means any Mortgage Loan insured or guaranteed by VA.

Volume Retention Payment” means for the applicable whole percentage point of the Retained Volume Percentage set forth in Exhibit D, the corresponding dollar amount under the column entitled “Volume Retention Payment” set forth in Exhibit D.

“WARN Act” has the meaning set forth in Section 3.5(e).

1.2       Interpretation.

(a)       Unless otherwise expressly provided in this Agreement (including the annexes, exhibits and schedules to this Agreement), the following rules of interpretation shall apply:

(i)       words denoting singular include the plural and vice versa, and words denoting any gender include all genders;

(ii)       whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” unless otherwise noted;

(iii)       “Business Day” means any day other than a Saturday, a Sunday or a day that is a statutory holiday under the Laws of the United States or the State of New York or a day in which banking institutions in the City of New York or the City of Irvine, California, are authorized or required to be closed;

(iv)       when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next day that is a Business Day;

(v)       unless otherwise expressly provided, references herein to articles, sections, annexes, exhibits and schedules mean the articles and sections of, and the annexes, exhibits and schedules attached to, this Agreement;

(vi)       a “party” to this Agreement refers to, as applicable, Buyer or the Seller;

(vii)       the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular section in which such words appear;

(viii)       any reference in this Agreement or any Ancillary Agreement to “$” or “dollars” shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Ancillary Agreements. The specification of any dollar amount in the representations, warranties and covenants or otherwise in this Agreement, the Ancillary Agreements or the Seller Disclosure Schedules or Buyer Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties hereto to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement or the Ancillary Agreements;

(ix)       articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement;

(x)       the exhibits and schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; and

(xi)       the phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the Preamble to this Agreement.

(b)       This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted. Further, prior drafts of this Agreement or the Ancillary Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any Ancillary Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior draft.

ARTICLE II

PURCHASE AND SALE

2.1       Purchase and Sale of Assets.

(a)       Purchased Assets. On the terms and subject to the conditions of this Agreement (including Article VII), at the Closing (or such other date and time as expressly set forth in this Agreement), simultaneously with the payment of the Closing Date Payment, the Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer shall purchase and accept from the Seller, all of the Seller’s rights, title and interest in and to the following specific assets, but excluding any Excluded Assets (collectively, the “Purchased Assets”):

(i)       Closing Date In-Process Mortgage Loans and Subsequent In-Process Mortgage Loans (and the Closing In-Process Mortgage Loan Data and Subsequent In-Process Mortgage Loan Data, as applicable, related thereto), in each case, pursuant to Section 2.1(b);

(ii)       the leases listed on Schedule 2.1(a)(ii) of the Seller Disclosure Schedules with respect to the Leased Real Property (the “Leases”);

(iii)       all of the equipment, furniture and other tangible personal property, including fixtures, firewalls, network routers, network switches, wireless access points, televisions, computer monitors, docking stations, keyboards and computer mice, that is (A) located at the Leased Real Properties, or (B) used directly by the Business Employees, to the extent reasonably required for the operation of the Business as of the Closing Date, in each case of (A) and (B), including those items listed on Schedule 2.1(a)(iii) of the Seller Disclosure Schedules (the “Net Book Value Assets”);

(iv)       the Contracts listed on Schedule 2.1(a)(iv) of the Seller Disclosure Schedules (together with the Leases, the “Acquired Contracts”) and any security deposits related thereto;

(v)       all Books and Records;

(vi)       Receivables of the Seller to the extent that they relate to any of the Purchased Assets;

(vii)       all deposits (including security for rent, electricity, telephone or otherwise) and prepaid charges and expenses to the extent related to the Purchased Assets;

(viii)       all guarantees and warranties of third-parties to the extent related to the ownership of the Purchased Assets or the operation of the Business;

(ix)       the telephone and facsimile numbers listed on Schedule 2.1(a)(ix) of the Seller Disclosure Schedules;

(x)       solely to the extent transferrable, all Seller Permits used or held for use by the Seller in connection with its occupancy of the Leased Real Properties;

(xi)       Non-Income Tax Returns and Non-Income Tax records that are primarily related to the Purchased Assets or the Business;

(xii)       any amounts collected from borrowers in connection with underwriting and originating the In-Process Mortgage Loans (the “Collected Loan Fees”); and

(xiii)       all claims and causes of action of the Seller against any third Person to the extent (A) directly related to the ownership and use of the foregoing Purchased Assets and (B) separate and distinct from any claim or cause of action related to any Excluded Asset or the Seller’s businesses other than the Business.

(b)       Closing Date In-Process Loans and Subsequent In-Process Loans Transfer Dates.

(i)       On the first Business Day following the Closing Date, the Seller shall (A) transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer shall accept from the Seller, all of the Seller’s rights, title and interest in and to the Closing Date In-Process Mortgage Loans, and (B) deliver to Buyer (x) the Closing In-Process Mortgage Loan Data related thereto, (y) the Collected Loan Fees in respect of such Closing Date In-Process Mortgage Loans, and (z) the Personnel Records relating to the Closing Date Transferred Employees. Upon such transfer, such Closing Date In-Process Mortgage Loans and Collected Loan Fees shall thereafter be deemed “Purchased Assets.”

(ii)       From time to time following the Closing Date, on each Loan Officer Transfer Date, the Seller shall (A) transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer shall accept from the Seller, all of the Seller’s rights, title and interest in and to the Subsequent In-Process Mortgage Loans related to each applicable Loan Officer commencing employment with Buyer on such Loan Officer Transfer Date and (B)

deliver to Buyer (x) the Subsequent In-Process Mortgage Loan Data related thereto and (y) the Collected Loan Fees in respect of such Subsequent In-Process Mortgage Loans, and (z) the Personnel Records related to the Transferred Employees transferring on such Loan Officer Transfer Date. Upon such transfer, such Subsequent In-Process Mortgage Loans and Collected Loan Fees shall thereafter be deemed “Purchased Assets.”

(c)       Excluded Assets.     Notwithstanding anything to the contrary in this Agreement, Buyer understands and agrees that it is purchasing and acquiring only the Purchased Assets specified in Section 2.1(a), and Buyer has no interest in or right to any other assets, properties, rights or interests of the Seller or any of its Affiliates (collectively, the “Excluded Assets”), including, by way of example only, the following assets, properties, rights and interests:

(i)       all Tax Returns and other Tax records of the Seller or its Affiliates other than Non-Income Tax Returns and Non-Income Tax records that are primarily related to the Purchased Assets or the Business (provided, that the Seller shall use commercially reasonable efforts to separate the Tax information relating to the Purchased Assets and Assumed Liabilities and provide it to Buyer);

(ii)       all Income Tax refunds of or relating to the Seller for any taxable period and Non-Income Tax refunds of or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Period;

(iii)       all rights of the Seller under this Agreement or any of the Seller Ancillary Agreements;

(iv)       all Charter Documents, corporate minutes, corporate seals and stock books of the Seller or its Affiliates;

(v)       other than as expressly set forth in Section 5.2, rights in and to the Intellectual Property owned or licensed by the Seller or its Affiliates (including the Retained Names and Marks, the “Banc of California” or “BANC” trademarks or trade names, or any other trademarks or trade names that includes, or is similar in sound or appearance to, such trademarks or trade names);

(vi)       other than expressly set forth in Section 2.1(a)(x), all permits from any Governmental Body;

(vii)       all Benefit Plans, including all assets, trust agreements or any other funding Contracts related thereto;

(viii)       other than as described in Section 2.1(a)(xiii), all claims and causes of action of the Seller against any third Person;

(ix)       all cash and cash equivalents, including cash on hand or in bank accounts, certificates of deposit, commercial paper and securities, owned or held by the Seller or its Affiliates;

(x)       all of the Seller’s rights, title and interests in and to the In-Process Mortgage Loans that have been closed by the Seller on or before the Calculation Time, together with the associated hedges (the “Excluded Mortgage Loans”);

(xi)       all insurance policies and proceeds therefrom and interest in insurance pools and programs of the Seller or its Affiliates;

(xii)       all assets relating to the Seller’s and its Affiliates’ businesses other than the Business, including the Seller’s portfolio lending business group (“Portfolio Group”), private banking business group (“Private Banking Group”) and Construction Loan Group;

(xiii)       any computer, scanner, laptop, power backup, phone system, printer, server, server expansion, IO card, storage area network, warranty for 250, Josh Whalen picture, Currency Counter/discrimntr, Citrix Netscaler Upgrade/Access, software, public view monitor, interior and exterior signage, mobile phone or MiFi device; and

(xiv)       all borrower trust accounts other than any Collected Loan Fees in such accounts (which such fees shall be paid by the Seller to Buyer pursuant to Section 2.1(b)); and

(xv)       all rights under any Contracts, instruments and arrangements, and any and all other assets or properties, of the Seller or its Affiliates, other than those specifically described in Section 2.1(a).

2.2       Unassignable Assets / Liabilities.

(a)       No later than five (5) Business Days prior to the scheduled Closing Date, the Seller shall deliver to Buyer a report setting forth in reasonable detail any payments or other benefits received, or any payments or other liabilities (including license and per user fees) to be received or to be incurred or obligations to be performed, as the case may be, by the Seller with respect to each Unassignable Asset / Contract, if any. On the Business Day preceding the scheduled Closing Date, the Seller shall deliver to Buyer an updated report as of the date of delivery of such updated report.

(b)       Notwithstanding anything to the contrary in this Agreement, if (i) any asset, liability, Contract, instrument or arrangement included in the Purchased Assets is not capable of being sold, transferred, assigned, conveyed or delivered in the absence of the consent, approval, waiver, agreement or action of any Governmental Body or other Person without conflicting with, violating, constituting a default under or breaching such Contract, instrument or arrangement or creating an Encumbrance on such asset or violating any applicable Law, and (ii) all necessary consents, approvals, waivers, agreements or actions of all parties to such Contract, instrument or arrangement, or all consents, approvals, waivers, agreements or actions necessary for the transfer of such asset or liability, including any consents required by a Governmental Body or other Person, have not been obtained at or prior to the Closing (any such asset, liability, Contract, instrument or arrangement, an “Unassignable Asset / Contract”), then this Agreement shall not be deemed to constitute an agreement to sell, transfer, convey or assign such Unassignable Asset / Contract unless and until such consent, approval, waiver, agreement or action shall have been obtained. In the event such consents, approvals, waivers, agreement or actions cannot be obtained, as of and from the Closing Date until a period of twelve (12) months thereafter (or until the earlier assignment thereof to Buyer hereunder), (i) any such Unassignable Asset / Contract shall be held by the Seller or the applicable Affiliate of Seller in trust for and as agent for Buyer, the covenants and obligations thereunder shall be performed by Buyer in Seller’s or such Affiliate’s name and the Seller shall provide to Buyer the benefits, or liabilities or obligations, as the case may be, under each such Unassignable Asset / Contract, and (ii) Seller shall take or cause to be taken at Seller’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of such Unassignable Asset / Contract and to effect collection of money or other consideration that becomes due and payable under such Unassignable Asset / Contract, and Seller or the applicable Affiliate of Seller shall promptly pay or transfer to Buyer any payments or other benefits received; provided, that Buyer shall prefund and pay to the Seller the amount of any such payments or other liabilities to be incurred or obligations to be performed, as the case may be, in accordance with the report delivered by the Seller to Buyer under Section 2.2(a); provided, further, that, unless as otherwise requested by Buyer, the Seller shall not be required to renew any Unassignable Asset / Contract that expires in accordance with its terms. The Seller shall take or cause to be taken at Seller’s expense such actions in its name to enter into arrangements (including licensing, sublicensing or subcontracting, if permitted under applicable Law or Contract) to provide Buyer with the economic and operational equivalent of obtaining the requisite consents, approval or agreement and assigning the applicable Unassignable Asset / Contract to Buyer (including enforcing for the benefit of Buyer all claims or rights arising thereunder and the performance by Buyer of the obligations thereunder). The Seller shall, and cause its Affiliates to, use its reasonable best efforts to obtain (and Buyer shall cooperate with the Seller in obtaining) the necessary consents, approvals, waivers, agreements and actions (provided, that neither the Seller nor any of its Affiliates shall be required to commence or participate in any litigation, offer or grant any material accommodation or undertake any material obligation or liability (in each case, financial or otherwise) to any third Person to obtain any consent, approval, waiver, agreement or action), and if such consents, approvals, waivers, agreements and actions are obtained, the Seller shall promptly execute all Documents necessary to complete the transfer of such Unassignable Asset / Contract to Buyer and promptly convey, transfer, assign and deliver such Unassignable Asset / Contract to Buyer. To the extent, and only to the extent, Buyer is able to receive the economic claims, rights and benefits under any Purchased Asset, Buyer shall be responsible for the Assumed Liabilities, if any, arising under such Purchased Asset.

2.3       Assumption of Liabilities.

(a)       Assumed Liabilities.     On the terms and subject to the conditions of this Agreement, effective as of the Closing, Buyer shall assume, and hereby agrees to pay, perform and otherwise discharge fully and timely, the following liabilities or obligations, in each case, solely to the extent related to, resulting from or arising out of the ownership, use or operation of the Purchased Assets or the Transferred Business from and after the Closing (collectively, the “Assumed Liabilities”):

(i)       all liabilities and obligations arising from Proceedings pertaining to or affecting the Business or the Purchased Assets, solely to the extent based on events occurring or a cause of action arising after Closing Date;

(ii)       all liabilities and obligations under the Acquired Contracts, except that Buyer shall not assume or agree to pay, discharge or perform any liabilities or obligations arising out of any breach by Seller of any provision of any Acquired Contract;

(iii)       all liabilities and obligations that are expressly assumed by Buyer and its Affiliates under Section 5.3;

(iv)       all liabilities and obligations with respect to each Transferred Employee, except to the extent such liabilities and obligations relate to any acts or omissions occurring prior to the date such Transferred Employee commences services as an employee of Buyer;

(v)       other than the Excluded Taxes, all liabilities, obligations and commitments with respect to Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities; and

(vi)       all liabilities and obligations of the Seller or its Affiliates to pay or perform any obligation or liability pursuant to any guaranty of any Assumed Liability.

(b)       Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer is assuming only the Assumed Liabilities specified in Section 2.3(a), and Buyer is not assuming any liabilities or obligations related to, resulting from or arising out of the ownership, use of the Purchased Assets or operation of the Business prior to the Closing or any other liabilities or obligations of the Seller or any of its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including by way of example only, the following liabilities and obligations:

(i)       all liabilities and obligations in respect of Excluded Taxes;

(ii)       all liabilities and obligations relating to, resulting from or arising out of or under (A) the Benefit Plans (other than those liabilities and obligations that are expressly assumed by Buyer and its Affiliates under Section 5.3), (B) Section 302 or Title IV of ERISA or Section 412 of the Code, (C) any Multiemployer Plan, or (D) a violation of COBRA;

(iii)       all liabilities and obligations with respect to (A) each Transferred Employee arising, resulting from or relating to any period prior to the date of Closing, or (B) any Seller Service Providers of the Seller or any of its Affiliates who is not or does not become a Transferred Employee arising, resulting from or relating to any period prior to the date of Closing;

(iv)       all liabilities and obligations arising out of, under or in connection with Contracts that are not Acquired Contracts and, with respect to the Acquired

Contracts, liabilities and obligations in respect of a breach by or default of the Seller or any of its Affiliates arising under such Contracts in respect of any period prior to the Closing or the applicable Loan Transfer Date;

(v)       all liabilities and obligations to the extent relating to, resulting from or arising out of (A) the Seller’s breach of Contract or violation of applicable Law (including Environmental Law and Environmental Permits) prior to the Closing or the applicable Loan Transfer Date or (B) the Seller’s acts or omissions prior to the Closing or the applicable Loan Transfer Date to the extent such acts or omissions directly give rise to remedies under Contracts to which the Seller was or is a party prior to or as of the Closing or the applicable Loan Transfer Date;

(vi)       all repurchase or indemnification obligations set forth in the Contracts in respect of the In-Process Mortgage Loans that exist as of the applicable Loan Transfer Date and arise from actions or omissions prior to such applicable Loan Transfer Date;

(vii)       all liabilities or obligations related to the matters listed on Schedule 3.3 of the Seller Disclosure Schedules or any other Proceedings pertaining to or affecting the Business, the Purchased Assets, the Seller or its Affiliates, to the extent based on a cause of action arising prior to the Closing Date or the applicable Loan Transfer Date, whether the commencement of such Proceeding is before or after such date;

(viii)       all liabilities or obligations arising out of or relating to any real property owned, leased, occupied or controlled by Seller which is not set forth on Schedule 2.1(a)(ii) of the Seller Disclosure Schedules;

(ix)       Seller’s SEC Investigation; and

(x)       all liabilities and obligations to the extent related to, resulting from or arising out of the Excluded Assets.

2.4       Purchase Price.     The aggregate purchase price to be paid by Buyer (the “Purchase Price”) in consideration of the Seller’s conveyance to Buyer of all of its rights, title and interest in and to the Purchased Assets shall be an amount equal to the sum of (a) the Upfront Premium, plus (b) the final and binding Adjusted Net Book Value established pursuant to Section 2.6(a) or Section 2.9, as applicable, plus (c) the aggregate amount of all Earn-Out Amounts (if any, and subject to Section 5.8(d)), plus (d) the Volume Retention Payment (if any) paid by Buyer to the Seller in accordance with Section 2.7, and minus (e) the Volume Retention Payment (if any) set off by Buyer against any Earn-Out Amounts otherwise payable to the Seller in accordance with Section 2.7.

2.5       Calculation of Estimated Net Book Value.     No less than five (5) Business Days prior to the Closing Date, the Seller shall provide Buyer a certificate (the “Estimated NBV Certificate”), prepared in accordance with the Accounting Principles and dated as of the date of delivery, setting forth the Seller’s good faith estimate of the Net Book Value (the “Estimated Net Book Value”). The Estimated NBV Certificate shall be accompanied by reasonable supporting or underlying documentation used in the preparation thereof. Buyer shall not have any right to refuse to consummate, or delay the consummation of, the transactions contemplated by this Agreement if Buyer disagrees with the Estimated Net Book Value, and Buyer’s sole and exclusive remedy for disagreements with calculation of the Net Book Value shall be compliance with the and remedies under Section 2.6(a) and Section 2.9, as applicable.

2.6       Post-Closing Net Book Value Adjustment.

(a)       Adjusted Net Book Value. No later than thirty (30) days after the Closing Date, Buyer shall deliver to Seller a certificate (the “Adjusted NBV Certificate”), prepared in accordance with the Accounting Principles and dated as of the date of delivery, setting forth Buyer’s good faith determination of the Net Book Value (the “Adjusted Net Book Value”). Buyer shall also provide to the Seller reasonable access to the work papers and back-up materials used in preparing the Adjusted NBV Certificate. The Seller shall have ten (10) Business Days to review, and accept or object in writing to, the Adjusted NBV Certificate. If the Seller does not object to the Adjusted NBV Certificate within such ten (10) Business Day period, the Adjusted NBV Certificate and Adjusted Net Book Value shall be deemed to be final in the form and amount delivered by Buyer. If the Seller timely objects to the Adjusted NBV Certificate, Buyer and the Seller shall seek to resolve such objection in a mutually agreeable manner and to agree upon the Adjusted Net Book Value as expeditiously as possible, and if such parties are unable to resolve any such objection within five (5) Business Days after delivery of notice of such objection, the dispute shall be resolved in accordance with the procedures set forth in Section 2.9.

(b)       Reconciliation of Adjusted Net Book Value. If the final and binding Adjusted Net Book Value, as determined pursuant to Section 2.6(a) or Section 2.9, as applicable, exceeds the Estimated Net Book Value, then Buyer shall pay the amount of such excess to the Seller, within three (3) Business Days of such determination. If the Estimated Net Book Value exceeds the final and binding Adjusted Net Book Value, as determined pursuant to Section 2.6(a) or Section 2.9, as applicable, the Seller shall pay the amount of such deficiency to Buyer within three (3) Business Days of such determination.

2.7       Volume Retention Payment.

(a)       Within fifteen (15) Business Days following the Final Transfer Date, Buyer shall deliver its good faith written estimate of the Retained Volume Percentage and the corresponding Volume Retention Payment (the “Estimated Volume Retention Payment”) dated as of the date of delivery and accompanied by reasonable supporting or underlying documentation used in the preparation thereof. The Seller shall have ten (10) Business Days to review, and accept or object in writing to, the Estimated Volume Retention Payment. If the Seller does not object to the Estimated Volume Retention Payment within such ten (10) Business Day period, the Estimated Volume Retention Payment shall be deemed to be final in the form and amount delivered by Buyer. If the Seller timely objects to the Estimated Volume Retention Payment, Buyer and the Seller shall seek to resolve such objection in a mutually agreeable manner and to agree upon the Estimated Volume Retention Payment as expeditiously as possible, and if such parties are unable to resolve any such objection within five (5) Business

Days after delivery of notice of such objection, the dispute shall be resolved in accordance with the procedures set forth in Section 2.9.

(b)       If the Retained Volume Percentage is (i) equal to or greater than 76%, Buyer shall pay to Seller an amount equal to the corresponding dollar amount under the column entitled “Volume Retention Payment” set forth in Exhibit D for the applicable Retained Volume Percentage and (ii) equal to or less than 74%, Buyer has the right to set-off against any Earn-Out Amounts otherwise payable an amount equal to the corresponding dollar amount under the column entitled “Volume Retention Payment” set forth in Exhibit D for the applicable Retained Volume Percentage. For the avoidance of doubt, no Earn-Out Amounts shall be paid by Buyer to the Seller until any such Earn-Out Amounts which would otherwise be payable exceed the amount of any Volume Retention Payment owed by the Seller to Buyer in accordance with this Section 2.7(b), and then, only the amount of such excess shall be paid by Buyer to the Seller.

(c)       Within three (3) Business Days from the final determination of the Volume Retention Payment in accordance with Section 2.7(a) or Section 2.9, as applicable, Buyer shall make a payment to the Seller in an amount equal to the Volume Retention Payment to the extent applicable pursuant to Section 2.7(b).

2.8       Payments.     Each party shall make each payment due to the other party pursuant to this Agreement not later than the close of business, New York time, on the date when due. All payments shall be paid by wire transfer of immediately available United States federal funds to the account designated in writing by the party that is to receive such money.

2.9       Dispute Resolution.     If Buyer and the Seller are unable to resolve any disputes within the timeframes contemplated by Sections 2.5, 2.6 and 2.7 and Section 5.8, any issue related to the calculation of the Estimated Net Book Value, Adjusted Net Book Value, any Earn-Out Amount, or the Volume Retention Payment and the interpretation or application of any financial statements or Accounting Principles, as applicable (collectively, “Accounting Issues”), the matter shall be submitted to the Independent Accounting Firm. Promptly after such engagement of the Independent Accounting Firm, Buyer and the Seller shall provide the Independent Accounting Firm with a copy of the applicable documentation relating to the matter in dispute. The Independent Accounting Firm shall have the authority to request in writing such additional written submissions from Buyer or the Seller as it deems appropriate; provided, that a copy of any such submission shall be provided to the other party at the same time as it is provided to the Independent Accounting Firm. Buyer and the Seller shall not make (and shall instruct their Affiliates to refrain from making) any additional submission to the Independent Accounting Firm except pursuant to such written request by the Independent Accounting Firm. Buyer and the Seller shall not communicate (and shall instruct their Affiliates to refrain from communicating) with the Independent Accounting Firm without providing the other party a reasonable opportunity to participate in such communication (including by telephone) with the Independent Accounting Firm (other than with respect to written submissions in response to the written request of the Independent Accounting Firm, a copy of which shall be provided to the other party simultaneously with the provision of such submission to the Independent Accounting Firm). Buyer and the Seller shall use commercially reasonable efforts to cause the Independent Accounting Firm to render its determination on the matter within sixty (60) days of its submission by Buyer and the Seller. Such determination shall be conclusive, non-appealable, final and binding upon Buyer and the Seller with respect to such Accounting Issues, based solely on the submission(s) provided to the Independent Accounting Firm by the Seller and Buyer. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item outside the range of values for such item claimed by the parties. In making its decision, the Independent Accounting Firm shall act as an expert and not an arbiter. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller, on the one hand, and Buyer, on the other hand, in proportion to the aggregate amount of disputed items so submitted to the Independent Accounting Firm that are unsuccessfully disputed by each such party as finally determined by the Independent Accounting Firm. Except as otherwise provided in this Section 2.9, each of Buyer and the Seller shall bear the fees, costs and expenses of its own accountants (other than the fees of the Independent Accounting Firm, which shall be allocated as described above) and all of its other expenses in connection with matters contemplated by this Section 2.9. In the event of conflict between this Section 2.9 and Section 2.10 below, Section 2.10 shall control.

2.10       Allocation of Purchase Price.

(a)       Within ninety (90) days following the Closing Date, the Seller shall prepare and provide, or cause to be prepared and provided, to Buyer, for Buyer’s review, a proposed allocation of the Purchase Price and other consideration to be paid to the Seller, including the Assumed Liabilities, among the Purchased Assets (the “Proposed Allocation”). The Proposed Allocation shall be reasonable and shall be prepared in accordance with the principles of Section 1060 of the Code and the regulations thereunder. The Buyer will review the Proposed Allocation and, to the extent the Buyer disagrees with the content of the Proposed Allocation, the Buyer will inform Seller of such disagreement within thirty (30) days after receipt of the Proposed Allocation. If the Buyer does not object in writing during such thirty (30) day period, then the Proposed Allocation shall be final and binding on all parties. If the Buyer objects in writing during such thirty (30) day period, then the Seller and Buyer will attempt in good faith to resolve any such disagreement. If the Seller and Buyer are unable to reach an agreement on the Proposed Allocation within thirty (30) days (or such other period as mutually agreed by the parties) of the Seller’s receipt of the Buyer’s objection, a mutually agreed nationally recognized independent accounting firm will be retained to resolve solely any issue in dispute as promptly as possible by deciding whether the valuation and related allocation of the Seller or Buyer is more consistent with applicable Law, and the determination of such firm shall be final and binding upon all parties. The allocation as finally determined shall be referred to herein as the “Final Allocation.” Any subsequent allocation necessary as a result of an adjustment to the consideration to be paid hereunder shall be determined by Buyer in a manner consistent with the Final Allocation. The fees and expenses of the independent accounting firm shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by Buyer.

(b)       Each of the Seller and Buyer agrees to, and to cause its Affiliates to, file all relevant Internal Revenue Service forms, and all federal, state, local and foreign Tax Returns, on a basis consistent with the Final Allocation. Neither Buyer nor the Seller, nor any of their respective Affiliates, shall take any position on any Tax Return or audit inconsistent with such Final Allocation, unless required to do so by applicable Law. Buyer and the Seller shall promptly inform one another of any challenge by any Taxing Authority to any allocation made pursuant to this Section 2.10 and agree to consult and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge. The Seller and Buyer each agrees to provide the other promptly with any other information required to complete all relevant Tax forms.

2.11       Closings.

(a)       Closing Date.     The initial closing of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) shall be held at the offices of Morrison & Foerster LLP, 707 Wilshire Boulevard, Suite 6000, Los Angeles, California 90017, at 8:00 a.m. Pacific time on March 30, 2017, or such other date and time mutually agreed in writing by the parties (the “Closing Date”).

(b)       Buyer’s Closing Date Deliveries. At the Closing, Buyer shall deliver to the Seller all of the following:

(i)      the Closing Date Payment;

(ii)     the Bill of Sale, Assignment and Assumption Agreement duly executed by Buyer;

(iii)    the Transition Services Agreement duly executed by Buyer; and

(iv)    such other Documents, instruments of transfer, conveyance, assignment and assumption and certificates as the Seller may reasonably request or as required by Law in connection with the transactions contemplated by this Agreement, including any contemplated by Section 7.2.

(c)       The Seller’s Closing Date Deliveries.     At the Closing, the Seller shall deliver to Buyer all of the following:

(i)      the Bill of Sale, Assignment and Assumption Agreement duly executed by the Seller;

(ii)     the Transition Services Agreement duly executed by the Seller;

(iii)    the Books and Records (other than the Personnel Records);

(iv)     an updated Schedule 5.3(a) of the Seller Disclosure Schedules to reflect the information therein as of 11:59 pm the day immediately preceding the Closing Date; and

(v)       such other Documents, instruments of transfer, conveyance, assignment and assumption and certificates as Buyer may reasonably request or as required by Law in connection with the transactions contemplated by this Agreement, including any contemplated by Section 7.1.

(d)       Further Assurances.     From time to time before and after the Closing, the Seller and its Affiliates, as applicable, shall execute and deliver to Buyer such other instruments of conveyance and transfer and take such other action as Buyer may reasonably request or as may be otherwise necessary to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement, including to convey and transfer to, and vest in, Buyer and put Buyer in possession of, the Purchased Assets, including any Purchased Assets transferred under Section 2.1(b); provided, that Section 2.2 shall govern with respect to any Unassignable Asset / Contract. From time to time before and after the Closing, Buyer and its Affiliates, as applicable, shall execute and deliver to the Seller such other instruments of assumption and take such other action as the Seller may reasonably request or as may be otherwise necessary to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement, including to evidence the assumption by Buyer of the Assumed Liabilities; provided, that Section 2.2 shall govern with respect to any Unassignable Asset / Contract.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed in the Seller Disclosure Schedules delivered by the Seller to Buyer concurrently with the execution of this Agreement, the Seller represents and warrants to Buyer as follows:

3.1       Organization.     The Seller is a national banking association duly organized, validly existing and in good standing under the Laws of the United States of America and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Seller is duly qualified, authorized or licensed as a foreign corporation to do business, and is in good standing, under the Laws of each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except for such jurisdictions where the failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.2       Authority; Conflicts; Consents and Approvals.

(a)       The Seller has all requisite corporate power and authority to enter into this Agreement and the Seller Ancillary Agreements and has all requisite power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Seller Ancillary Agreements by the Seller has been duly authorized and approved by all necessary corporate action of the Seller, and the consummation by the Seller of the transactions contemplated hereby and thereby has been duly authorized and approved by all necessary corporate action on the part of the Seller. This Agreement has been, and each of the Seller Ancillary Agreements will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and the validity and binding effect of this Agreement on Buyer) constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, and each of the Seller

Ancillary Agreements upon execution and delivery by the Seller is or will be (assuming the valid authorization, execution and delivery by Buyer), a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except, in each case, as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)       Except as set forth on Schedule 3.2(b) of the Seller Disclosure Schedules, (x) the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by the Seller or any of its Affiliates (y) the consummation of any of the transactions contemplated hereby or thereby by the Seller or any of its Affiliates or (z) the compliance by the Seller or any of its Affiliates with any of the provisions hereof or thereof will not:

(i)       require a consent or approval under, conflict with or result in any violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of benefits or rights under (with or without notice or lapse of time, or both), or give rise to any obligation of the Seller or any of its Affiliates to pay any payment under or increase or accelerate any rights or entitlements of any Person under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any properties or assets of the Seller or any of its Affiliates under (A) the Charter Documents of the Seller or any of its Affiliates, in each case, as amended as of the date of this Agreement; (B) any Contract to which the Seller or any of its Affiliates is a party or by which any of its properties or assets are subject or bound or by which the Seller or any of its Affiliates is bound; (C) any Law or any Order to which the Seller or any of its Affiliates is a party or by which the Seller or any of the Purchased Assets are bound, other than, in the case of clauses (B) and (C) above, any such breaches, defaults, rights, loss of rights or Encumbrances that would not, individually or in the aggregate, have or reasonably be expected to have a material impact on the Business; or

(ii)       require the Seller to obtain any Regulatory Approval or consent or approval from, or notification to, any other third Person, including any Governmental Body, other than (A) post-Closing notices to Governmental Bodies, (B) any filings that may be required in connection with the Taxes described in Article VI or (C) consents or approvals from any other third Person that would not, individually or in the aggregate, be material to the Business, taken as a whole.

For the avoidance of doubt, no representation or warranty is made by the Seller in this Agreement regarding any Regulatory Approvals or consents or approvals from any other third Person that are required to be obtained by Buyer or any of its Affiliates in connection with the transactions contemplated hereby.

3.3       Compliance with Law; Permits; Litigation.     Except as set forth in Schedule 3.3 of the Seller Disclosure Schedules:

(a)       Currently and for the four (4) years prior to the date hereof, the Seller and each of its Affiliates is currently conducting and has conducted the Business in compliance in all material respects with the Applicable Requirements and with all applicable Laws and Orders, including applicable investor requirements, in respect of its conduct of the Business, the Purchased Assets or the Assumed Liabilities. To the Knowledge of the Seller, the Seller is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which would reasonably be expected to form the basis for any such violation in connection with the operation of the Business.

(b)       The Seller holds, owns or possesses all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Bodies necessary for the lawful ownership, operation and use of the properties and assets owned, operated or used in the conduct of the Business as conducted by the Seller as of the date hereof (the “Seller Permits”). The Seller is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit. There are no actions, suits, claims, proceedings at law or in equity, any arbitrations or any administrative or other proceedings, or any investigation or audit, by, before or against any Governmental Body or any other Person (each, a “Proceeding”) pending or, to the Knowledge of the Seller, threatened, relating to the suspension, revocation or modification of any of the Seller Permits.

(c)       There are no Proceedings pending (with respect to which the Seller has been served or otherwise notified, in writing) or, to the Knowledge of the Seller, threatened, against the Seller in respect of the Business, the Purchased Assets or the Assumed Liabilities that would, individually or in the aggregate, have or reasonably be expected to have a material impact on the operation of the Business. To the Knowledge of the Seller, there are no facts or circumstances which would reasonably be expected to form the basis for any such Proceeding. The Seller is not subject to any Order that materially restricts the operation of the Business or that has or would reasonably be expected to have a Material Adverse Effect.

3.4       Absence of Changes.     Except as expressly contemplated by this Agreement or as set forth on Schedule 3.4 of the Seller Disclosure Schedules, since September 30, 2016, (a) the Seller has conducted the Business only in the Ordinary Course of Business and (b) there has not been any Material Adverse Effect, and no event, circumstance, development, state of facts, occurrence, change or effect exists or has occurred which would reasonably be expected to result in a Material Adverse Effect.

3.5       Labor Matters.

(a)       The Seller is not a party to, or otherwise bound by, any collective bargaining agreement with any labor union, staff council, works council, labor organization, or other workers’ group or representative with respect to the Seller Service Providers.

(b)       Except as alleged by plaintiffs in the matters set forth on Schedule 3.5(b), within the last four (4) years, the Seller has been in compliance with all applicable Laws relating to employment, labor and/or use of independent contractors, consultants and other agents, including all applicable Laws relating to wages and other compensation (including overtime), hours, benefits (including but not limited to sick leave and paid time off benefits), collective bargaining, employment discrimination, harassment, retaliation, whistleblowing, civil rights, safety and health, workers’ compensation, pay equity, classification of workers as employees or independent contractors, classification of employees, independent contractors, consultants and other agents, immigration and work authorization, reductions in force, mass layoffs, and facility closings, and the collection and payment of withholding and/or social security taxes.

(c)       In relation to any Seller Service Provider, including any employee, director, officer, independent contractor, consultant or other agent or Labor Organization, there are no, and within the past four (4) years prior to the date hereof there has been no, material claims, disputes, proceedings, unfair labor practice charges, grievances, arbitrations, administrative charges or complaints (whether individual or collective) pending or, to the Knowledge of Seller, threatened against the Seller or any of its Subsidiaries, including before the National Labor Relations Board, the Department of Fair Employment and Housing, the Division of Labor Standards Enforcement, the Equal Employment Opportunity Commission or any other Governmental Authority.

(d)       The Seller is not a party to, or otherwise bound by, any order or consent decree with, or citation by, any Governmental Authority with respect to any employee, director, officer, independent contractor, consultant or other agent, Labor Organization, or employment or labor practices. To the Knowledge of the Seller, the Seller is not subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, or is a government contractor for purposes of any Law with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage laws.

(e)       Within the past four (4) years prior to the date hereof, neither the Seller nor any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act or any comparable state, local, foreign or other Law (collectively, the “WARN Act”)), or engaged in or conducted any other reduction in force of any employees, independent contractors, consultants, or other agents. If required by Law, Seller shall give all notices and other information required to be given prior to Closing to Business Employees and any applicable government entities in compliance with WARN and any state law WARN equivalent and as they relate to the transactions contemplated herein.

(f)       Each Business Employee provides services primarily related to the Business. Other than the Business Employees, no employee of the Seller or any of its Affiliates provides services primarily related to the Business.

3.6       Employee Benefits.

(a)       Schedule 3.6(a) of the Seller Disclosure Schedules sets forth a list of each material Benefit Plan. With respect to each Benefit Plan, the Seller has made available to Buyer, to the extent applicable, (i) a copy of each such material Business Benefit Plan or a summary of the material terms and conditions thereof; and (ii) the most recent Internal Revenue Service determination, opinion or advisory letter.

(b)       Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is, to the Knowledge of the Seller, so qualified and has received a currently effective favorable determination letter, or is entitled to rely on an opinion letter, as to its qualification. Except as could not reasonably be expected to result in material liability to Buyer or any Business Employee; (i) each Benefit Plan has been operated in compliance with its terms and applicable Law; (ii) all contributions, premiums and expenses required to be made by applicable Law or by the terms of a Benefit Plan have been timely made; and (iii) there are no Proceedings by any Governmental Body, termination proceedings or other claims pending or, to the Knowledge of the Seller, threatened against any Benefit Plan (except routine claims for benefits payable under the Benefit Plans).

(c)       No Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code and, except as could not reasonably be expected to result in material liability to Buyer, the Seller does not have any liability (including liability on account of an ERISA Affiliate) under Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code.

(d)       The Seller does not contribute to (and has not previously contributed to or had an obligation to contribute to) any Multiemployer Plan on behalf of any Business Employee or with respect to the Business, and, except as could not reasonably be expected to result in liability to Buyer, the Seller does not have any liability (including liability on account of an ERISA Affiliate) with respect to a Multiemployer Plan.

(e)       No Benefit Plan provides or has an obligation to provide health insurance, life insurance, disability insurance or death benefits to Business Employees beyond their retirement or other termination of service, other than as required by Section 4980B of the Code.

(f)       Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or together with any other events) will (i) result in any material payment becoming due to any Business Employee, (ii) materially increase any benefits otherwise payable to any Business Employee, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or together with any other events) will or could reasonably be expected to result in any payment or benefit constituting a “parachute payment” for purposes of Section 280G of the Code.

3.7       No Brokers.     Except for the Persons set forth on Schedule 3.7 of the Seller Disclosure Schedules (whose broker’s fees, commissions or finder’s fees shall be paid solely by the Seller or its Affiliates), neither the Seller nor any of its Affiliate has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

3.8       Tax Matters.     (a) None of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code; (b) none of the Purchased Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954; (c) no liens for Taxes have been filed and no claims for Taxes have been asserted in writing with respect to the Business, the Purchased Assets or the Assumed Liabilities; (d) all Tax Returns required to be filed by the Seller have been duly and timely filed (or have been timely filed on their behalf) and each such Tax Return is true, correct and complete in all material respects; (e) the Seller has paid all Taxes required to be paid by it (except those that are being contested in good faith and in accordance with applicable Law that are not reasonably likely to affect Buyer); (f) no written claim has ever been made by a Taxing Authority in a jurisdiction where the Seller has never paid Taxes or filed Tax Returns asserting that the Seller is or may be subject to Taxes assessed by such jurisdiction; (g) there is no material dispute or claim concerning any Tax liability of the Business either (A) claimed or raised by any Taxing Authority in writing or (B) to the Knowledge of the Seller; (h) all of the Purchased Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing and no portion of the Purchased Assets constitutes omitted property for property tax purposes; (i) the Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2, 1095 and 1099 required with respect thereto have been properly completed and timely filed; and (j) the Seller has prepared and timely distributed 2016 annual Forms 1095-C.

3.9       Title to and Sufficiency of Assets.

(a)       The Seller, owns and has good and valid title to, or a valid leasehold interest in or other right to use, all of the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances. None of the Purchased Assets is owned by any Person other than the Seller, and no other Person has any interests (economic or otherwise) in any of the Purchased Assets. All of the Purchased Assets are (i) in reasonable operating condition, ordinary wear and tear excepted, and (ii) available for use in the operation of the Business.

(b)       Subject to Section 2.2, and assuming the accuracy of Buyer’s representation and warranties set forth herein, immediately following the Closing, Buyer will be vested with good and valid fee or leasehold title to the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances and Encumbrances created by or resulting from any actions taken by Buyer, and no other Person shall have any right, title or interest in or right to use any Purchased Assets other than Buyer except to the extent expressly permitted by Buyer.

(c)       Except for any services to be provided to Buyer pursuant to the Transition Services Agreement, the Purchased Assets constitute all the assets, properties, interests and rights used in or necessary in all material respects for Buyer to conduct the Transferred Business from and after the Closing without interruption in substantially the same manner as the Business conducted immediately prior to the Closing.

3.10       Financial Statements.

(a)       The Seller has made available to Buyer true and complete copies of the Seller’s Consolidated Reports of Condition and Income for A Bank with Domestic Offices Only – FFIEC 041 for the fiscal year ending December 31, 2016, as submitted to the Federal Financial Institutions Examination Council on January 30, 2017 (the “Call Report”).

(b)       The Call Report was prepared and submitted in accordance with applicable Law.

3.11       [Omitted].

3.12       Solvency. Both before and after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements, the Seller is Solvent.

3.13       In-Process Mortgage Loans.

(a)       A report of the In-Process Mortgage Loans dated as of the date immediately preceding the date of this Agreement is set forth as Schedule 3.13(a) of the Seller Disclosure Schedules, and was prepared in good faith from the books and records of the Seller, and is true accurate and complete in all material respects.

(b)       The Seller has provided Buyer with a complete and correct copy of the Seller’s underwriting policies and guidelines currently in effect (the “Underwriting Guidelines”). With respect to the In-Process Mortgage Loans, the Seller and any prior originator, seller, broker and underwriter performed all solicitation, application, processing and origination activities related thereto in accordance with all Applicable Requirements and the Underwriting Guidelines for the applicable stage of processing for such In-Process Mortgage Loans. The In-Process Mortgage Loans arose out of bona fide transactions in the Ordinary Course of Business (except as otherwise required by Law). The Mortgage Files relating to such In-Process Mortgage Loans accurately and completely reflect, or will reflect, the condition and terms of such In-Process Mortgage Loans as of the Closing Date and conform in all material respects to Applicable Requirements for the stage of processing. The In-Process Mortgage Loans are not registered with an applicable investor pursuant to an investor commitment or otherwise. The Seller is the sole owner of, and no other Person has any interest in or rights relating to the In-Process Mortgage Loans. No Person committed any act of fraud with respect to the solicitation, application, processing or origination of the In-Process Mortgage Loans.

3.14       Agency Approvals.     The Seller is approved as a seller-servicer and in good standing with Fannie Mae. The Seller has all necessary Fannie Mae approvals to originate and service Mortgage Loans in each state in which the Seller operates the Business. The Seller has all Freddie Mac approvals necessary to operate the Business as currently conducted. The Seller is an FHA-approved nonsupervised mortgagee with direct endorsement authority, is in good standing and has all necessary HUD-approvals to originate FHA Loans in each state in which the Seller originates FHA Loans. The Seller is a Ginnie Mae-approved issuer of mortgage-backed securities guaranteed by Ginnie Mae and is in good standing with Ginnie Mae. The Seller is an approved automatic lender for processing loans with, requesting loan note guarantees from USDA under its Rural Housing Services program. The Seller is an approved VA automatic lender authorized to originate VA Loans. All such lender approvals and agreements are in full force and effect. The Seller is not in default in the performance, observance or fulfillment of any of its material obligations or covenants under any Contract entered into with any Agency.

3.15       Privacy and Data Security Policies.

(a)       Each Seller Privacy Policy applicable to any of the Purchased Assets or the operation of the Business prior to Closing states that Personal Data may be transferred in a merger, acquisition, change of control, reorganization or sale of assets of the Seller.

(b)       The Seller has complied and all third-party service providers with access to Seller Data have complied and are required to comply at all times with all of the Seller Privacy Policies and with all applicable Laws and Contracts pertaining to privacy or Personal Data. None of (i) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement, or (ii) any of the transactions contemplated by this Agreement or any such other agreement, document or instrument, or (iii) Buyer’s possession or use of the Personal Data after the Closing, will result in any material violation of any Seller Privacy Policy or any applicable Laws or Contracts pertaining to privacy or Personal Data.

(c)       The Seller has never suffered a security breach with respect to any of the Seller Data, and there has been no unauthorized or illegal use of or access to any Seller Data. The Seller has not notified or been required to notify any Person of any information security breach involving Personal Data.

3.16       Real Property.

(a)       The Seller does not own any real property used in connection with the Business. Seller is not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property in connection with the Business.

(b)       Schedule 3.16(b) of the Seller Disclosure Schedules sets forth the address of each real property used primarily in the operations of the Business subject to a Lease (“Leased Real Property”). The Seller has made available to Buyer correct and complete copies of all of the Leases and any and all ancillary documents pertaining thereto and to which the Seller is a party or is bound. Each Lease is compliant with Applicable Requirements in all material respects. Each Lease is in full force and effect and is enforceable against the lessor that is party thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles. Neither the Seller nor, to the Knowledge of the Seller, any other party, is in material breach or default under any Lease, and no event has occurred that would constitute a breach or default (or an event which, with notice or the passage of time or both, would become a material breach of default) under any Lease by the Seller or, to the Knowledge of the Seller, any other party. The Seller has not assigned, transferred or pledged any interest in any of the Leases. To the Knowledge of the Seller, there are no leases, subleases, licenses, or other agreements granting to any Person the right of use or occupancy of any portion of the Leased Real Property (except under the Leases). To the Knowledge of the Seller, all buildings, structures, facilities and improvements located on the Leased Real Property, are in all material respects in good operating condition and repair (ordinary wear and tear excepted) and suitable and adequate for continued use in the manner in which they are presently being used.

(c)       To the Knowledge of the Seller, the leasing, occupancy or use of the Leased Real Property is not in violation, in any material respect, of any Law, including any building, zoning or other Law. The Seller has not received any notice, with respect to any part of the Leased Real Property, of (i) any violation of any zoning, subdivision or building Law applicable thereto, (ii) taking or intent to take by eminent domain any part of such property or (iii) commencement of enforcement proceedings with respect to delinquent Taxes.

3.17       Tangible Personal Property.     The Seller and its Affiliates have good and marketable title to all of the items of tangible personal property used in the Business (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Encumbrances other than Permitted Encumbrances. All such items of tangible personal property which, individually or in the aggregate, are material to the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

3.18       Intellectual Property.     Neither the conduct or the operation of the Business infringes, violates, misuses or constitutes misappropriation or results from the misappropriation of any Intellectual Property or other proprietary rights of any Person and, to the Knowledge of the Seller, will not infringe, violate, misuse or constitute misappropriation any Intellectual Property or other proprietary rights of any Person. There is no pending or, to the Knowledge of the Seller, threatened Action before any Governmental Body alleging that the conduct or operation of the Business infringes, violates, misuses or misappropriates the Intellectual Property of or other proprietary rights of any Person.

3.19       No Other Representations and Warranties.     Except for the representations and warranties expressly set forth in this Agreement or any Seller Ancillary Agreement, neither the Seller nor any of its Affiliates or Representatives makes or shall be deemed to make any representation or warranty, express or implied, to Buyer with respect to the Purchased Assets, the Business or otherwise, and the Seller hereby disclaims any such other representation or warranty whether made by the Seller or any of its Affiliates or Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer Disclosure Schedules delivered by Buyer to the Seller concurrently with the execution of this Agreement, Buyer hereby represents and warrants to the Seller as follows:

4.1       Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Buyer is duly qualified, authorized or licensed as a foreign corporation to do business, and is in good standing, under the Laws of each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such jurisdictions where the failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect.

4.2       Authority; Conflicts; Consents and Approvals.

(a)       Buyer has all requisite corporate power and authority to enter into this Agreement and the Buyer Ancillary Agreements and has all requisite power and authority to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Buyer Ancillary Agreements by Buyer has been duly authorized and approved by all necessary corporate action of Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby has been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement has been, and each of the Buyer Ancillary Agreements will be at or prior to the Closing, duly and validly executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by the Seller and the validity and binding effect of this Agreement on the Seller) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and each of the Buyer Ancillary Agreements upon execution and delivery by Buyer is or will be (assuming the valid authorization, execution and delivery by the Seller), a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except, in each case, as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)       The execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer, the consummation of any of the transactions contemplated hereby or thereby by Buyer or the compliance of Buyer with any of the provisions hereof or thereof will not:

(i)       conflict with or result in any violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of benefits or rights under (with or without notice or lapse of time, or both) or give rise to any obligation of Buyer to pay any payment under or increase or accelerate any rights or entitlements of any Person under, (A) the Charter Documents of Buyer, in each case, as amended as of the date of this Agreement; (B) any Contract to which Buyer is a party or by which any of its properties or assets are subject or bound or by which Buyer is bound; (C) any Law or any Order to which Buyer is a party or by which it is bound, other than, in the case of clauses (B) and (C) above, any such breaches, defaults, rights or loss of rights that would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect; or

(ii)       require Buyer to obtain any Regulatory Approval or consent or approval from, or notification to, any other third Person, including any Governmental Body, other than (A) any filings as may be required in connection with the Taxes described in Article VI, and (B) any license or other approval of a Governmental Body required to enable Buyer to operate the Transferred Business.

4.3       Litigation.     There are no Proceedings pending (with respect to which Buyer has been served or otherwise notified, in writing) or, to the Knowledge of Buyer, threatened, against Buyer or its Affiliates, that would, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect. Buyer is not subject to any Order, which has or would reasonably be expected to have a Buyer Material Adverse Effect.

4.4       No Brokers.     Except for the Persons set forth on Schedule 4.4 of the Buyer Disclosure Schedules (whose broker’s fees, commissions or finder’s fees shall be paid solely by Buyer or its Affiliates), neither Buyer nor any Affiliate of Buyer has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.5       Financial Wherewithal.     Buyer will have, as of the Closing and each other date on which a payment is due to the Seller hereunder, funds necessary (whether by financing or otherwise) to pay the Closing Date Payment and each such other payment due to the Seller hereunder on the terms and conditions contained herein.

4.6       Investigation.     Buyer acknowledges that it has made its own assessment of the condition of the Purchased Assets and the Business, and in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of such assessment and on the representations and warranties, covenants and other agreements of the Seller expressly set forth in this Agreement and the Ancillary Agreements, and any exhibit schedule or certificate delivered pursuant hereto or thereto. Buyer understands, acknowledges and agrees that neither the Seller nor any of its Affiliates or Representatives has made, and shall not be deemed to have made, any express or implied representation or warranty, either written or oral, in the materials relating to the Purchased Assets and the Business made available to Buyer, including due diligence materials, or in any presentation of the Business by management of the Seller or other Persons in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby. Buyer understands, acknowledges and agrees that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Seller or its Affiliates or Representatives are not and shall not be deemed to be or to include representations or warranties of the Seller or such Persons, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.

4.7       No Other Representations and Warranties.     Except for the representations and warranties expressly set forth in this Agreement or any Buyer Ancillary Agreement, neither Buyer nor any of its Affiliates or Representatives makes or shall be deemed to make any representation or warranty, express or implied, to the Seller and Buyer hereby disclaims any such other representation or warranty whether made by Buyer or any of its Affiliates or Representatives.

ARTICLE V

PRE-CLOSING MATTERS AND OTHER COVENANTS

5.1       Publicity.     Buyer and the Seller shall consult in good faith with each other before issuing any press release or making any public statement with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may be required by applicable Law or the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), the New York Stock Exchange or other applicable Governmental Body if, to the extent permitted or practicable, it has used reasonable best efforts to consult with the other party with respect to timing and content thereof. The initial press release(s) announcing the transactions contemplated by this Agreement shall be issued promptly following execution of this Agreement by both parties hereto. Each of Buyer and the Seller agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In the event that such disclosure, availability or filing is required by applicable Law, each of Buyer and the Seller (as applicable) agrees to use its commercially reasonable efforts (a) to obtain confidential treatment of this Agreement with the SEC (or the equivalent treatment by any other Governmental Body) and (b) to redact such terms of this Agreement as the other party shall request.

5.2       Transitional Trademark License; Domain Name Redirect.

(a)       Except as expressly set forth in Section 5.2(b), the Seller is not conveying ownership rights or granting Buyer a license to use the trademark or tradename “Banc Home Loans” or any trademark or name that is similar in sound or appearance to such mark or name (collectively, the “Retained Names and Marks”) or any other trademarks or tradenames of the Seller or any Affiliate of the Seller, and, after the Closing, Buyer shall not, and shall not permit any of its Affiliates to, use in any manner the Retained Names and Marks, except as permitted by Section 5.2(b). For the avoidance of doubt, Buyer acknowledges and agrees that none of Buyer or its Affiliates is purchasing, acquiring, receiving a license to or otherwise obtaining any right, title or interest in, to or under any Intellectual Property owned or licensed by the Seller or any of its Affiliates, except as expressly set forth in Section 5.2(b).

(b)       Buyer shall be entitled (and for avoidance of doubt, may permit its employees) to reference the name “Banc Home Loans” solely in the following manner and in the following circumstances:

(i)       “Banc Home Loans” must be in the same type size and font as the other typeface in the paragraph, and the ProximaNova typeface and gold ring logo of Banc Home Loans may not be used;

(ii)       in communications to customers concerning Closing Date In-Process Mortgage Loans and Subsequent In-Process Mortgage Loans included in the Purchased Assets, Buyer may state that such Mortgage Loan was originated by a Business Employee, that the Business Employee has become a Transferred Employee, and that such Mortgage Loan has transferred to Buyer on terms and conditions at least as favorable as those with the Seller or its Affiliates; and

(iii)       Buyer shall direct its employees not to use or reference “Banc Home Loans” other than in compliance with the foregoing.

(c)       Buyer shall not take any action that suggests any affiliation between Buyer and one or more of the Seller or its Affiliates, and Buyer shall direct its employees not to take any such action. For avoidance of doubt, the communications permitted by Section 5.2(b) do not constitute actions that suggest any affiliation between Buyer and one or more of the Seller or its Affiliates.

(d)       The Seller or its Affiliates shall redirect the following website to a URL designated by Buyer on March 31, 2017, and shall continue to so redirect such website until July 31, 2017, at which time, such redirection shall cease, and the Seller and its Affiliates shall cease use of such website:

(i)       https://bhltpo.banchomeloans.com

(e)       The Seller or its Affiliates shall redirect the following websites to a URL designated by Buyer on June 26, 2017, and shall continue to so redirect such websites until July 31, 2017, at which time, such redirection shall cease, and the Seller and its Affiliates shall cease use of such websites:

(i)      http://www.banchomeloans.com

(ii)     https://www.linkedin.com/company/banc-home-loans

(iii)    https://www.facebook.com/BancHomeLoans

(iv)    https://twitter.com/BancHomeLoans

(f)       From the Closing Date until July 31, 2017, the Seller or its Affiliates shall redirect each Loan Officer website to a URL designated by Buyer on the relevant Loan Officer Transfer Date, and the hyperlink for such Loan Officer on the Seller’s or its Affiliates’ website loan officer portal http://banchomeloans.mybanc/SitePages/Loan%20Officer%20Portal.aspx will be removed on such date.

(g)       From the Closing until June 26, 2017, the Seller may continue to use the Retained Names and Marks in connection with the operation of the Business.

(h)       From June 27, 2017 until July 31, 2017, the Seller may continue to use the Retained Names and Marks in connection with any wind-down activities in connection with the operation of the Business.

(i)       From August 1, 2017 through the end of the Earn-Out Period, neither the Seller nor any of its Affiliates shall use the Retained Names and Marks for any purpose.

5.3       Employees and Employee Benefits.

(a)       Offers of Employment.     Set forth on Schedule 5.3(a) of the Seller Disclosure Schedules is a list of each Business Employee as of the date hereof, separately identifying the Closing Date Transferred Employees from those that require a State NMLS License prior to commencing employment or service with Buyer or its Affiliates. Promptly following the date hereof, Buyer shall offer employment to each Business Employee on terms consistent with this Section 5.3, in each case commencing on the applicable Business Employee’s Transfer Date; provided, however, that Buyer shall have no obligation to offer employment to any Business Employee that is not eligible for re-hire by Buyer, and further, in the event Buyer offers employment to any such Business Employee that is not eligible for re-hire by Buyer, Buyer shall have the right to rescind such offer. The effectiveness of any offer shall be conditioned on, among other things, the occurrence of the Closing hereunder and upon the Business Employee becoming State NMLS Licensed to the extent required under applicable Law to perform such Business Employee’s duties with Buyer. Each Business Employee who accepts Buyer’s offer of employment pursuant to this Section 5.3(a), and each Business Employee who accepts an offer of employment from Buyer in accordance with Section 5.3(f), and, in each case, provides services to Buyer, shall be referred to herein as a “Transferred Employee.” Until the applicable Transfer Date, each Business Employee shall (subject to Section 5.9(c)) remain employed by the Seller or its Affiliates.

(b)       Terms and Conditions of Employment.     With respect to each Transferred Employee, Buyer shall, for a period of at least six (6) months following the Closing Date (the “Continuation Period”), provide (A) the Transferred Employees with employee benefits that are comparable to the employee benefits provided by Buyer to its similarly situated employees, and (B) base salaries based on Buyer’s compensation plan. As of and after the applicable Transfer Date, Buyer shall provide to each Transferred Employee full credit for all purposes (other than for purposes of defined benefit plans or retiree medical arrangements) under any Business Benefit Plan and each other employee benefit plan, policy or arrangement sponsored, maintained or contributed to by Buyer or any of its Affiliates (each, a “Buyer Benefit Plan”) for such Transferred Employee’s service prior to the Transfer Date with the Seller or any of its Affiliates, to the same extent such service is recognized by the Seller and its Affiliates immediately prior to the Transfer Date; provided, that such service shall not be credited to the extent it would result in a duplication of benefits. From the Closing until June 26, 2017, Buyer shall not terminate the employment of any Transferred Employee other than for cause.

(c)       Health Plan Coverage.     Buyer shall use commercially reasonable efforts to (i) cause each Transferred Employee and his or her eligible dependents to be covered on and after the applicable Transfer Date by a group health Buyer Benefit Plan that does not limit or exclude coverage on the basis of any preexisting condition of such Transferred Employee or dependent (other than any limitation already in effect under the corresponding group health Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the corresponding group health Benefit Plan, and (ii) provide each Transferred Employee full credit under such group health Buyer Benefit Plan, for the year in which the Transfer Date occurs, for any deductible or co-payment already incurred by the Transferred Employee under the corresponding group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the corresponding group health Benefit Plan or such group health Buyer Benefit Plan, but only to the extent the Seller provides Buyer with all information reasonably necessary for Buyer to comply with its obligations under this Section 5.3(c).

(d)       COBRA.     With respect to any Transferred Employee who elects continuation coverage under any Benefit Plan pursuant to COBRA, the Seller shall provide such coverage at the rates offered to active employees until the earlier of (i) December 31, 2017, and (ii) the date such Transferred Employee’s right to continuation coverage ceases. With respect to any such Transferred Employee and the period during which he or she receives such continuation coverage at active employee rates, Buyer shall reimburse the Seller in an amount equal to the difference between the rate otherwise offered by the Seller for continuation coverage under COBRA, less the amount offered to active employees, in each case, for the coverage selected by such Transferred Employee.

(e)       Accrued Vacation, Sick Leave and Personal Time.     On each Transferred Employee’s Transfer Date, the Seller shall make a payment to such Transferred Employee for all accrued but unpaid wages (including any accrued but unused paid time off), other than any PTO Rollover Employee. With respect to each PTO Rollover Employee, Buyer shall recognize and assume all accrued but unused vacation time (including any liabilities to PTO Rollover Employees for payments in respect of earned but unused vacation time that arise as a result of the termination of employment contemplated by this Section 5.3). Upon each Transfer Date of a PTO Rollover Employee, the Seller shall promptly (and, in any event, within ten (10) Business Days following the applicable Transfer Date and the date of the applicable payment) make a payment to Buyer equal to the amount of any amounts assumed by Buyer pursuant to the immediately preceding sentence (along with an amount equal to any related employment Tax obligations). Buyer shall allow the PTO Rollover Employees to use the vacation, sick leave and personal time recognized or established in accordance with the second sentence of this Section 5.3(d) in accordance with the terms of Buyer’s programs in effect immediately from time to time (in addition to, and not in lieu of, any vacation accrued under the applicable vacation plans or policies of Buyer or its Affiliates on or following the applicable Transfer Date).

(f)     Inactive Employees.     If any Business Employee is on a leave of absence or otherwise not actively employed as of his or her applicable Transfer Date, then the offer of employment to him or her shall not become effective until the first Monday that is at least two (2) days after the date such Business Employee is able to return to work; provided, however, that if he or she is not so able to return to work within eight (8) months following the Closing Date, or he or she is on suspension for cause as of the Closing, then such offer of employment shall be deemed to have been revoked and Buyer shall not have any responsibilities or obligations with respect to such Business Employee.

(g)       401(k) Plan.     Effective as of, or as soon as reasonably practicable following, the applicable Transfer Date, each Transferred Employee shall be eligible to participate in the Caliber Home Loans, Inc. 401(k) Plan (the “Buyer 401(k) Plan”), subject to the terms and conditions of the Buyer 401(k) Plan. As soon as practicable after the applicable Transfer Date, the Seller and Buyer shall take all action necessary to provide that each Transferred Employee may elect to rollover his or her full account balance (including cash, notes (in the case of loans) or a combination thereof) in the Banc of California, Inc. 401(k) Plan to the Buyer 401(k) Plan, if so directed by the applicable Transferred Employee.

(h)       No Third-Party Beneficiaries or Amendments to Benefit Plans.     Without limiting the generality of the last sentence of Section 10.4, nothing in this Agreement shall confer upon any Business Employee any right to continue in the employ or service of the Seller, Buyer or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of the Seller, Buyer and their respective Affiliates to discharge or terminate the services of any Business Employee at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Benefit Plan, Buyer Benefit Plan or any other employee benefit plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Seller, Buyer or any of their respective Affiliates to amend, modify or terminate any particular Benefit Plan, Buyer Benefit Plan or any other employee benefit plan, program, agreement or arrangement.

(i)       Incentive Bonuses.     Buyer shall offer the Transferred Employees who are retail loan officers (excluding, for avoidance of doubt, any Closing Date Transferred Employees (the “Subject Loan Officers”)) an additional incentive in the amount of 20 basis points added to their respective commissions for Mortgage Loans originated by such Transferred Employees and funded by Buyer during the period commencing on April 28, 2017 and ending on September 30, 2017. Buyer shall offer the Transferred Employees who are retail branch managers (excluding, for avoidance of doubt, any Closing Date Transferred Employees) an additional incentive in the amount of 5 basis points added to their respective overrides for Mortgage Loans originated by such Subject Loan Officers subject to his or her management and funded by Buyer during the period commencing on April 28, 2017 and ending on November 30, 2017. Buyer shall offer the Transferred Employees who are regional vice presidents (excluding, for avoidance of doubt, any Closing Date Transferred Employees) an additional incentive in an aggregate amount equal to $900,000, which amount shall be allocated among such regional vice presidents and paid on January 31, 2018. The amounts referred to in the immediately preceding three sentences shall be referred to as the “Additional Incentives.” The Seller shall reimburse Buyer for 50% of the Additional Incentives, subject to a cap of $2,000,000 in the aggregate. Such reimbursement shall be paid on a monthly basis, within two Business Days following Buyer’s delivery of reasonable supporting documentation regarding the Additional Incentives paid with respect to such month.

5.4       Fees and Expenses; Seller Reimbursement.

(a)       Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and each other agreement, document and instrument contemplated by this Agreement and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

(b)       Notwithstanding the foregoing, following the Final Transfer Date, Buyer shall deliver a statement setting forth any costs and expenses (including costs and expenses incurred pursuant to Section 5.9(f)) incurred in connection with obtaining or seeking to obtain State NMLS Licenses for Loan Officers which do not become Transferred Employees by the Final Transfer Date. Buyer shall, at its option, be entitled to set-off from any amount otherwise payable to the Seller pursuant to this Agreement, including the Closing Date Payment, the Volume Retention Payment or any then-payable Earn-Out Amount, the amount of any such costs and expenses. Any amount not so set-off shall be promptly reimbursed by the Seller to Buyer.

5.5       Non-Solicitation.     If (x) the Closing occurs, then during the Earn-Out Period, or (y) the Closing does not occur, then during the two (2) year period following termination of this Agreement pursuant to Section 8.1, neither the Seller nor Buyer shall, directly or indirectly on behalf of any other Person, hire for employment or retain as an independent contractor or consultant any employee of the other party (collectively, the “Restricted Employees”) without such other party’s prior written consent; provided, that it shall not be a violation of this Section 5.5 for a party to solicit any Restricted Employee after (a) 90 days from the date of termination of such Restricted Employee’s employment with the other party or its Affiliates or (b) through general public solicitations by the other party or its Affiliates that are not targeted at the Restricted Employees specifically.

5.6       Non-Competition.

(a)       Beginning on August 31, 2017 and continuing until three (3) years following the Closing Date (the “Restricted Period”), the Seller shall, and shall cause its Affiliates to, terminate in all material respects the operations of its “Banc Home Loans” division, and the Seller shall, and shall cause its Affiliates to, cease use of the “Banc Home Loans” name, brand or mark in the Seller’s businesses or operations.

(b)       For a period from the Closing Date hereof until the end of the Restricted Period, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly on behalf of any other Person, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the business of originating, servicing and selling Mortgage Loans or that otherwise competes with the Transferred Business (a “Restricted Business”), in each case, in the United States (the “Restricted Territory”).

(c)       Nothing in this Section 5.6 shall restrict or prohibit in any respect the Seller or its Affiliates from:

(i)       owning, operating or engaging in any business, operation or activity other than a Restricted Business;

(ii)       performing any obligations or exercising its rights under this Agreement or any Seller Ancillary Agreement;

(iii)       acquiring or owning (or continuing to own and operate such acquired business) the outstanding voting equity securities of any Person engaged, directly or indirectly, in the Restricted Business, so long as (A) the net income of the

Restricted Business does not exceed 20% of the total net income of the acquired business and the Seller on a combined basis, determined at the time of the acquisition, and (B) the Restricted Business contributes no more than 33% of the net income of the acquired business immediately prior to the acquisition;

(iv)       acquiring or owning any debt securities or other debt instruments of any Person engaged, directly or indirectly, in a Restricted Business;

(v)       making acquisitions or maintaining ownership of any entity in connection with a bona fide financial investment in a venture capital, private equity, asset management, underwriting, brokerage, private banking, merchant banking or similar line of business;

(vi)       anything done on behalf of clients or in a fiduciary, agency, nominee, custodial or similar capacity; and

(vii)       offering or selling Mortgage-related products or services through the Seller’s Portfolio Group, Construction Loan Group or Private Banking Group or in the ordinary course of servicing the Seller’s and Affiliates’ existing clients.

(d)       In connection with, and as a condition to the consummation of, the transactions contemplated by this Agreement, and to enable Buyer to secure more fully the benefits of such transactions, Buyer has required that the Seller agree to the terms and provisions of this Section 5.6 in order to induce Buyer to consummate the transactions contemplated by this Agreement, and the parties acknowledge and agree that the terms and provisions in this Section 5.6 are necessary to protect the goodwill of the Transferred Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of this Section 5.6 will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

5.7       Access to Records after Closing.     Each of the Seller, Buyer and their respective Affiliates and Representatives shall have reasonable access to all of the Books and Records and any books and records related to the Business held by the Seller until the earlier of (a) the sixth (6th) anniversary of the Closing Date and (b) such time as the Seller, Buyer or their Affiliates shall dispose of such Books and Records in accordance with the procedures set forth in this Section 5.7, to the extent that such access may reasonably be required by the Seller, Buyer and their Affiliates and Representatives in connection with legitimate, non-competitive matters relating to the operations of the Purchased Assets or Business prior to the Closing. Such access shall be afforded by the Seller, Buyer and their respective Affiliates upon receipt of reasonable advance notice and during normal business hours. Neither the Seller, Buyer nor any of their respective Affiliates shall dispose of such Books and Records for a period of six (6) years after the Closing Date, except if such party’s customary Document retention policies provide for a shorter period. In any event, each party shall, prior to disposing of any such Books and Records, provide the other party a reasonable opportunity, at such other party’s expense, to segregate and remove such Books and Records as such party selects.

5.8       Earn-Out Protections.

(a)       For avoidance of doubt, except as set forth below concerning the Transferred Employees and the origination business acquired from the Seller, Buyer may operate all of its businesses, including the business of originating, servicing and selling Mortgage Loans, in its sole discretion. Between the Closing Date and the end of the Earn-Out Period, Buyer will operate in good faith with respect to the Transferred Employees and the origination business acquired from the Seller; provided, however, that in no event may Buyer: (i) fail to use commercially reasonable efforts to obtain or maintain any material license or permit necessary to enable the activities of employees whose volume or efforts contribute to the Earn-Out, which failure could be reasonably expected to have a material adverse effect on the Earn-Out; (ii) reduce the total compensation opportunity for the Managing Director under the Managing Director Employment Agreement; (iii) change the reporting relationship of any Loan Officer such that, as a result of the change, the Loan Officer ceases to generate volume that would otherwise qualify for the Earn-Out; or (iv) take or omit to take any action that disproportionately affects employees whose volume or efforts contribute to the Earn-Out, as compared to the Transferred Business as a whole or other similarly situated employees (collectively, the “Earn-Out Protections”).

(b)       Within five (5) calendar days after the end of each Quarter during the Earn-Out Period, Buyer shall deliver an Earn-Out statement (each, an “Earn-Out Statement”) to the Seller relating to such Quarter setting forth in reasonable detail the calculation of the Earn-Out Amount relating to such Quarter. Seller shall have ten (10) calendar days to review, and accept or object in writing to the Earn-Out Statement, and during such time, promptly upon request of the Seller, Buyer shall cause Buyer’s accounting staff and independent accountants to be available for discussions with the Seller, the Seller’s accounting staff, and the Seller’s independent accountants, for purposes of confirming the calculations and supporting data set forth in the Earn-Out Statement. If the Seller does not object to the Earn-Out Statement within such ten (10) calendar day period, the Earn-Out Statement shall be deemed to be final in the form delivered by Buyer. If the Seller timely objects to the Earn-Out Statement, Buyer and the Seller shall seek to resolve such objection in a mutually agreeable manner and to agree upon the Earn-Out Statement as expeditiously as possible, and if such parties are unable to resolve any such objection within five (5) Business Days after delivery of notice of such objection, the dispute shall be resolved in accordance with the procedures set forth in Section 2.9. Promptly following any reasonable request by the Seller, no more frequently than once per Quarter, Buyer shall provide reasonably detailed reports to the Seller regarding the status of the Earn-Out and compliance with the Earn-Out Protections. Any information provided by Buyer to the Seller in accordance with this Section 5.8(b) shall be Confidential Information and subject to the confidentiality provisions in the Confidentiality Agreement.

(c)       Within fifteen (15) calendar days after an Earn-Out Statement shall be deemed to be final pursuant to Section 5.8(b) or Section 2.9, as applicable, Buyer shall make a payment to the Seller in immediately available funds equal to the applicable Earn-Out Amount (if any), subject to Section 2.7 and Section 9.10.

(d)       Buyer may, in its sole discretion, exercise an option (the “Earn-Out Buy-Out Option”), exercisable during the one (1) year period following the Closing Date, to terminate the Earn-Out and all payment obligations under the Earn-Out, subject to the terms of this Section 5.8(d). To exercise the Earn-Out Buy-Out Option, Buyer must notify the Seller in writing of its intent to exercise the Earn-Out Buy-Out Option and pay to the Seller the Buy-Out Amount within ten (10) Business Days after the delivery of such notice (but in no event later than the one year anniversary of the Closing Date). Such payment shall be made via wire transfer of immediately available funds. If Buyer properly exercises the Earn-Out Buy-Out Option, the Earn-Out shall be terminated as of the date of payment by Buyer pursuant to this Section 5.8(d) and shall be of no further force or effect. If the Earn-Out Buy-Out Option is not properly exercised, then the Earn-Out shall continue in accordance with its terms.

5.9       Additional Pre-Closing Covenants.     The parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)       General.     Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VII below); provided, however, that such reasonable best efforts shall not require Buyer or the Seller to (i) pay any amounts (other than payment of its applicable portion of any filing fees pursuant to the terms of this Agreement, if applicable, and fees of counsel), (ii) to commence or defend any litigation, (iii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (iv) to agree to any limitation on the operation or conduct of their respective businesses, or (v) waive any of the conditions set forth in Article VII.

(b)       Notices and Consents.     The Seller shall give any notices to third-parties, and the Seller shall use its reasonable best efforts (and shall cause each of its Affiliates to use its reasonable best efforts) to obtain any third-party consents referred to in Section 3.2(b)(i) above. Each of the parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Bodies in connection with the matters referred to in Section 3.2(b)(ii) and Section 4.2(b)(ii) above.

(c)       Operation of Business.     The Seller shall, and shall cause its Affiliates to, conduct the Business only in the Ordinary Course of Business and to use their reasonable best efforts to preserve intact the Business and the Purchased Assets, keep available the services of the Business Employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with the Business. Without limiting the generality of the foregoing, the Seller agrees that during the period commencing on the date hereof and ending on the Closing Date (or, for Section 5.9(c)(iv), Section 5.9(c)(v), Section 5.9(c)(vii) and Section 5.9(c)(viii), the Final Transfer Date) it shall not, and shall cause each of its Affiliates not to, effect any of the following (as each pertains to or is related to the Business, the Purchased Assets or the Assumed Liabilities) without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(i)       sell, lease, license, remove or otherwise dispose of, or subject to any Encumbrance (other than Permitted Encumbrances) any of the Purchased Assets, other than immaterial dispositions of obsolete, worn out or destroyed tangible assets that are sold or disposed of in the Ordinary Course of Business;

(ii)       acquire, purchase, license or lease (in each case, whether by merger, consolidation or in any other manner) any business or Person or any material assets or securities thereof which would constitute Purchased Assets or Assumed Liabilities, other than immaterial purchases of assets in the Ordinary Course of Business;

(iii)       modify, amend, terminate, release, assign or waive any material rights or claims under, any Acquired Contract, or enter into any lease or sublease of real property involving any Leased Real Property;

(iv)       with respect to any Business Employee, adopt, enter into, terminate, amend or modify benefits or obligations under, any Benefit Plan, other than (A) as required pursuant to Contracts in effect as of the date hereof or (B) acceleration of vesting of outstanding equity or equity-based awards held by such Business Employee;

(v)       grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives or pension of any Business Employee, except with respect to non-executive Business Employees in the Ordinary Course of Business;

(vi)       cause or permit any employee of Seller who was not providing services primarily related to the Business to commence providing services primarily related to the Business, except to the extent that such services replace those of a Business Employee whose services have terminated;

(vii)       terminate the employment of any Business Employee or any other person who was providing services primarily related to the Business, other than terminations for cause;

(viii)       transfer the employment or modify (or permit the transfer or modification of) the services of any Business Employee or other person who was providing services primarily related to the Business such that he or she ceases to provide services primarily related to the Business;

(ix)       settle or compromise or commit to settle or compromise any Proceeding that, individually or in the aggregate, would reasonably be expected to adversely affect the Purchased Assets or the Business;

(x)       fail to file any reports or take any steps necessary to comply with any Laws or to maintain, in good standing, any Seller Permits constituting Purchased Assets;

(xi)       with respect to any Assumed Liability, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any indebtedness or fail to pay any creditor any amount owed to such creditor when due (except in such instances where the Seller reasonably disputes the debt or liability in whole or in part, in which case, the Seller shall notify Buyer in writing of the debt or liability and the Seller’s proposed response to same);

(xii)       originate In-Process Mortgage Loans in a manner inconsistent with the Seller’s Underwriting Guidelines;

(xiii)       price the In-Process Mortgage Loans in a manner inconsistent with Seller’s pricing guidelines as set forth on Schedule 5.9(c)(xiii) of the Seller Disclosure Schedules;

(xiv)       take any action which would materially and adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement; or

(xv)       agree, whether in writing or otherwise, to take any actions with respect to the foregoing, except as expressly contemplated by this Agreement or the Ancillary Agreements.

For avoidance of doubt, nothing in this Section 5.9(c) shall restrict or prohibit Seller from hiring loan officers in the Ordinary Course of Business after the date of this Agreement and before the Closing.

(d)       Full Access.     The Seller shall, and shall cause its Affiliates to, permit Buyer and its Representatives to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including tax records), Contracts, financial information and documents of or pertaining to the Business. Prior to the Closing, the Seller shall generally keep Buyer informed as to all material matters involving the Business. Buyer will treat and hold as such any Confidential Information it receives from the Seller in the course of the reviews contemplated by this Section 5.9(d), will not use any of the Confidential Information except in connection with this Agreement including the disclosure of such information as may be necessary in connection with seeking necessary consents and approvals, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller or destroy all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

(e)       Notice of Developments.

(i)       The Seller shall deliver to Buyer an updated report attached to Schedule 3.13(a) of the Seller Disclosure Schedules no less than two (2) Business Days prior to the Closing Date including information concerning the In-Process Mortgage Loans as of such date, which shall be true, accurate and complete in all material respects as of the date such updated report is delivered. Prior to Closing, the Seller shall give prompt notice to Buyer of any (A) development, fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation and warranty made by the Seller under this Agreement to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (B) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (C) the institution of or the threat of institution of any Proceeding against the Seller or any of its Subsidiaries related to this Agreement or the transactions contemplated hereby; provided, that, the delivery of any notice pursuant to this Section 5.9(e)(i) shall not limit or otherwise affect the remedies available hereunder to Buyer, and shall not be deemed to amend or supplement the Seller Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.

(ii)       Buyer shall give prompt notice to the Seller of any (A) development, fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation and warranty made by Buyer under this Agreement to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (B) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (C) the institution of or the threat of institution of any Proceeding against Buyer or any of its Affiliates related to this Agreement or the transactions contemplated hereby; provided, that, the delivery of any notice pursuant to this Section 5.9(e)(ii) shall not limit or otherwise affect the remedies available hereunder to the Seller, and shall not be deemed to amend or supplement the Buyer Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.

(f)       Training of Loan Officers; Seller Assistance.     Buyer shall use reasonable best efforts to provide training to the Loan Officers, substantially comparable to the training Buyer provides its own loan officers, to assist them in preparing for tests required to become State NMLS Licensed as necessary to perform their functions with Buyer. Such training shall be scheduled sufficiently in advance of the Final Transfer Date to enable the Loan Officers to take the applicable test or tests and, if successful, to become State NMLS Licensed prior to the Final Transfer Date. The Seller will use its reasonable best efforts to assist Buyer in its efforts to cause the Loan Officers to become State NMLS Licensed prior to the Final Transfer Date, including responding promptly to reasonable requests from Buyer for information or documents relating thereto, directing its employees to cooperate with Buyer in connection with such efforts and the making of any notifications required to be made by the Seller prior to the Final Transfer Date.

(g)       No Shop.     The Seller shall not, directly or indirectly, solicit, initiate or participate in any discussions or negotiations with, or encourage or respond to any inquiries or proposals by any Person other than Buyer, concerning any sale of the Purchased Assets. The Seller shall promptly notify Buyer if any Person seeks to initiate any other discussions or negotiations and contemplated in the immediately preceding paragraph, makes any proposal or inquiry, or requests any information with respect to any such proposed sale.

(h)       Customers and Referrals.     The Seller shall not intentionally thwart or prevent, or to assist another Person in intentionally thwarting or preventing, Buyer’s solicitation of the Seller’s customers and referral sources. The Seller expressly understands and agrees that Buyer’s ability to solicit and recruit the Transferred Employees, customers, and referral sources, without interference from the Seller constitutes substantial consideration for Buyer’s willingness to execute this Agreement and consummate the transactions contemplated hereby.

(i)       Communications.     The Seller and Buyer shall use commercially reasonable efforts to coordinate in good faith to communicate a consistent message to their employees, customers, and referral sources regarding the transactions contemplated by this Agreement and to ensure that neither party (either intentionally or unintentionally) is disseminating false, misleading, negative or disparaging statements regarding either party or the acquisition contemplated by this Agreement.

(j)       Diligence Items. Within one (1) Business Day following the date hereof, the Seller shall deliver, or cause to be delivered, to Buyer the items set forth on Schedule 5.9(j) of the Seller Disclosure Schedules.

5.10       Seller Disclosure Schedules.     Concurrently with the execution and delivery of this Agreement, the Seller delivered to Buyer the Seller Disclosure Schedules that set forth all of the items that the Seller deems to be necessary or appropriate (a) as an exception to a provision of this Agreement, (b) in response to an express disclosure requirement contained in a provision hereof or (c) as an exception to one or more representations or warranties contained in Article III, as applicable, or to one or more of the covenants of the Seller contained in this Agreement; provided, that the mere inclusion of an item in the Seller Disclosure Schedules as an exception to a provision or representation or warranty shall not be deemed an admission by the Seller that such item represents a material exception or event, state of facts, circumstance, development, change or effect or that such item would reasonably be expected to have or result in a Material Adverse Effect; provided, further, that any disclosures or exceptions made with respect to a section or subsection of this Agreement shall be deemed to qualify not only the specific section(s) referenced but also such other sections or subsections that may be affected thereby to the extent the relevance of such disclosure or exception to such other sections or subsections is readily apparent on the face of such disclosure.

5.11       Additional Post-Closing Covenants.     As soon as reasonably practicable following Final Transfer Date (but in no event later than thirty (30) days thereafter), the Seller shall deliver evidence satisfactory to Buyer in its reasonable discretion that termination notices concerning all Contracts solely relating to the Business (other than the Acquired Contracts) have been sent to the non-Seller counterparty thereto; provided, however, that the foregoing shall not apply to the Encompass Contract or to any Contracts listed on Schedule 5.11 of the Seller Disclosure Schedules.

5.12       Use of Facilities by Seller.     Buyer hereby grants to the Seller a limited license to use and access space at the Leased Real Properties (other than the Leased Real Property located at 18500 Von Karman Avenue, Suite 900, Irvine, California 92612) and to continue to use certain furniture, fixtures and equipment located at such facilities (collectively, the “Facilities”), for substantially the same purposes as used by the Seller and its Affiliates immediately prior to the Closing Date, subject to the following additional terms and conditions:

(a)       The Seller shall, and shall cause its Affiliates to, only permit the Seller’s and its Affiliates’ respective authorized personnel, contractors, invitees, or licensees to use the Facilities, as applicable. The Seller shall, and shall cause its Affiliates and their respective personnel, contractors, invitees, or licensees to, vacate the Facilities at or prior to April 28, 2017, and shall deliver over to Buyer the Facilities in the same repair and condition on such date as on the Closing Date, ordinary wear and tear and damage by casualty or condemnation excepted and any equipment or personality of the Seller or its Affiliates shall be removed at or prior to such date. Buyer and its Affiliates, and the landlord in respect of the third-party lease or sublease, shall have reasonable access to the Facilities from time to time as reasonably necessary in accordance with past practice and the terms of such third-party lease or sublease.

(b)       The Seller agrees to maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the relevant lease or sublease) of property and liability insurance in respect of the Facilities and the activities conducted thereon and to be responsible for, and to indemnify and hold harmless the Buyer Group Members from and against any and all Losses incurred by the Buyer Group Members resulting from personal injury or damage to property arising out of acts and omissions of the Seller, its Affiliates or their respective personnel, contractors, invitees, and licensees at the Facilities.

(c)       Buyer shall be entitled to deduct from the Upfront Premium included in the Closing Date Payment the aggregate amount of all rent, costs and expenses payable under the Leases governing the Facilities in respect of the period from the Closing Date through April 28, 2017. Any such amounts so deducted from the Upfront Premium shall be promptly reimbursed by the Seller to Buyer following delivery of an invoice thereof.

5.13       Referrals.     From the April 28, 2017 until the end of the Earn-Out Period, to the extent that the Seller refers any customers to Buyer for purposes of obtaining Mortgage Loans, Buyer shall provide at least the same level of service that it currently provides its customers; provided, however, that all such referrals shall be strictly in compliance with the Real Estate Settlement Procedures Act of 1974, as amended, and any other applicable Law.

ARTICLE VI

TAX MATTERS

6.1       Cooperation and Assistance.     Each party hereto shall, and shall cause its Affiliates to: (a) provide to the other party hereto such cooperation and assistance as may be reasonably requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes; (b) subject to Section 5.7, provide the other with any records or information which may be necessary for such Tax Return audit, or examination, proceedings or determination; (c) provide timely notice to the other party hereto in writing of any pending or threatened Tax audits or assessments relating to the Purchased Assets for taxable periods for which the other may have a liability under this Agreement; and (d) furnish the other party with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any such taxable period. The parties further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person and take any other actions, in each case, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). In respect of any Audit relating to any Straddle Period, Buyer shall have the right to control such Audit; provided, however, that Buyer shall (i) keep the Seller reasonably informed of the status of such Audit, and (ii) copy the Seller on non-privileged correspondence with the Taxing Authority in respect of such Audit. In respect of any Audit relating to any Pre-Closing Period other than the Straddle Period, Buyer and the Seller shall have joint control over the relevant Tax proceeding. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Action. If there shall be any conflict between the provisions of this Section 6.1 and Section 9.6 (Third-Person Claims), the provisions of this Section 6.1 shall control with respect to any Audit.

6.2       Sales and Transfer Taxes.     All sales, use, value-added, business, goods and services, transfer, documentary, conveyancing or similar taxes or expenses that may be imposed as a result of the sale and transfer of the Purchased Assets, together with any and all penalties, interest and additions to tax with respect thereto (“Transfer Taxes”), shall be borne by the Seller. The Seller shall timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax Laws.

6.3       Bulk Transfer.     The Seller and Buyer agree to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Purchased Assets are located to the extent that such Article is applicable to the transactions contemplated hereby and any other bulk sale or bulk transfer or similar Law.

6.4       Survival.     The representations and warranties contained in Section 3.8 (Tax Matters) shall survive the Closing and continue in full force and effect as provided in Section 9.3, notwithstanding anything to the contrary herein.

ARTICLE VII

CONDITIONS TO CLOSING

7.1       Conditions to Buyer’s Obligation.     Buyer’s obligation to consummate the transactions contemplated by this Agreement to be performed by it in connection with the Closing is subject to the satisfaction or fulfillment, on or prior to the Closing Date, of the following conditions:

(a)      (i) the Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct in all respects as of such earlier date) and (ii) all other representations and warranties of the Seller set forth in Article III above shall be true and correct in all material respects at and as of the Closing Date, as though made on and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct in all respects or material respects, as applicable, in accordance with this Section 7.1(a)(ii), as of such earlier date);

(b)       the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case the Seller shall have performed and complied with all of such covenants in all respects through the Closing;

(c)       there shall not be any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and no Proceeding shall have been instituted or threatened against the Seller seeking to restrain, prevent or prohibit, or to obtain substantial damages with respect to, the consummation of any of the transactions contemplated by this Agreement;

(d)       the Seller shall have delivered to Buyer a duly executed certificate from an authorized officer of the Seller, dated as of the Closing Date, given by him or her on behalf of the Seller and not in his or her individual capacity, certifying to the effect that each of the conditions specified above in Sections 7.1(a) through 7.1(b) is satisfied in all respects;

(e)       [Omitted];

(f)       the Transition Services Agreement shall be in full force and effect;

(g)       the Seller shall have entered into and delivered, or cause to be delivered, a duly executed Bill of Sale, Assignment and Assumption Agreement in form and substance as set forth in Exhibit C attached hereto and the same shall be in full force and effect;

(h)       the Seller shall have delivered to Buyer a duly executed certificate in the form specified by Treasury Regulations Section 1.1445-2(b)(iv)(B);

(i)       the Managing Director remains employed by the Seller and the Managing Director Employment Agreement shall be in full force and effect;

(j)       the Seller shall have delivered to Buyer a (i) certificate of corporate existence of the Seller issued by the Comptroller of the Currency, dated no earlier than January 30, 2017, and (ii) a true and complete copy of the bylaws of the Seller, in each case, certified by a duly authorized officer of the Seller not earlier than thirty (30) days prior to the Closing Date, given by him or her on behalf of the Seller and not in his or her individual capacity;

(k)       the Seller shall have delivered the items required to be delivered pursuant to Section 2.11(c); and

(l)       all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2       Conditions to the Seller’s Obligation.     The Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)      (i) the Buyer Fundamental Representations shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct in all respects as of such earlier date) and (ii) all other representations and warranties of Buyer set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date, as though made on and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Buyer Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of an earlier date, in which case such representation and warranty need only be true and correct in all respects or material respects, as applicable, in accordance with this Section 7.2(a)(ii), as of such earlier date);

(b)       Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Buyer Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

(c)       there shall not be any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and no Proceeding shall have been instituted or threatened against Seller seeking to restrain, prevent or prohibit, or to obtain substantial damages with respect to, the consummation of any of the transactions contemplated by this Agreement;

(d)       Buyer shall have delivered to the Seller a duly executed certificate from an authorized officer of Buyer, dated as of the Closing Date, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying to the effect that each of the conditions specified above in Sections 7.2(a) through 7.2(b) is satisfied in all respects;

(e)       [Omitted];

(f)       the Transition Services Agreement shall be in full force and effect;

(g)       Buyer shall have delivered the items required to be delivered pursuant to Section 2.11(b); and

(h)       all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

ARTICLE VIII

TERMINATION

8.1       Termination of Agreement.     This Agreement may be terminated at any time prior to the Closing as provided below:

(a)       by mutual written consent of Buyer and the Seller;

(b)       by either the Seller or Buyer if the Closing shall not have been consummated on or before March 30, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its material obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(c)       by Buyer by giving written notice to the Seller in the event (i) the Seller has within the then previous ten (10) Business Days given Buyer any notice pursuant to Section 5.9(e)(i) above and (ii) the development that is the subject of the notice has had a Material Adverse Effect;

(d)       by Buyer by giving written notice to the Seller in the event the Seller has breached or failed to perform any representation, warranty, or covenant contained in this Agreement, which breach or failure to perform (i) would result in the failure of any closing condition set forth in Section 7.1 to be satisfied and (ii) Buyer has notified the Seller of the breach, and the breach is not capable of being cured or is not or cannot be cured prior to the earlier of thirty (30) days after the notice of such breach or failure to perform or the Termination Date;

(e)       by the Seller by giving written notice to Buyer in the event Buyer has breached or failed to perform any representation, warranty, or covenant contained in this Agreement, which breach or failure to perform (i) would result in the failure of any closing condition set forth in Section 7.2 to be satisfied and (ii) the Seller has notified Buyer of the breach, and the breach is not capable of being cured or is not or cannot be cured prior to the earlier of thirty (30) days after the notice of such breach or failure to perform or the Termination Date; and

(f)       by either the Seller or Buyer upon the effectiveness of any final, non-appealable Order binding upon any party hereto and prohibiting consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

8.2       Effect of Termination.     If any party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the provisions contained in Section 5.5, Section 5.9(d), Section 8.1, this Section 8.2, Article X and the confidentiality provisions contained in the Confidentiality Agreement shall survive termination.

ARTICLE IX

INDEMNIFICATION AND OTHER MATTERS

9.1       Indemnification by the Seller.

(a)       Subject to the other terms of this Article IX, from and after the Closing, the Seller agrees to indemnify and hold harmless the Buyer Group Members from and against, and pay to the applicable Buyer Group Members, any and all Losses incurred, suffered or paid, directly or indirectly, by the Buyer Group Members as a result of, based upon, attributable to, arising out of or related to:

(i)       any failure of any representation or warranty of the Seller set forth in this Agreement or in any Seller Ancillary Agreement to be true and correct as of the date of this Agreement or as of the Closing Date, as applicable (except to the extent that any representation or warranty of the Seller expressly speaks as of an earlier date, in which case as of such earlier date);

(ii)       any breach of any covenant or agreement of the Seller set forth in this Agreement or any Seller Ancillary Agreement;

(iii)       any (A) Excluded Assets, (B) Excluded Liabilities or (C) Business Employee who is not a Transferred Employee;

(iv)       any Purchased Asset, to the extent such Loss is a result of any action by the Seller or its Affiliates taken prior to the Closing Date; or

(v)       the Seller’s SEC Investigation or any other Proceeding before any Governmental Body or Agency, including the Office of the Comptroller of the Currency.

(b)       Notwithstanding anything to the contrary contained herein, the Seller shall be required to indemnify and hold harmless the Buyer Group Members under Section 9.1(a) with respect to Losses incurred only:

(i)       if the aggregate amount of Losses incurred by the Buyer Group Members in connection with or related to any individual claim (or any series of related claims (including any class action)) pursuant to Section 9.1(a)(i) exceeds $20,000 (the “De Minimis Amount”);

(ii)       if the aggregate amount of Losses (other than Losses excluded by the immediately preceding clause (i) because they do not meet the De Minimis Amount) incurred by the Buyer Group Members in connection with or related to a claim pursuant to Section 9.1(a)(i) exceeds 0.75% of the Closing Date Payment (the “Basket”), and then only to the extent of such excess; and

(iii)       up to an aggregate amount of 10% of the Closing Date Payment (the “Cap”) (it being understood that, subject to the last sentence of this Section 9.1(b), in no event shall the Seller have any liability whatsoever to the Buyer Group Members in respect of any claim or claims for indemnification pursuant to Section 9.1(a)(i) in excess of the Cap).

Notwithstanding anything herein to the contrary, the limitations set forth in this Section 9.1(b) shall not apply to Losses incurred by any Buyer Group Member (A) in connection with any breach of a Seller Fundamental Representation or the representations and warranties set forth in Section 3.8 or (B) in the event of any willful misconduct, intentional misrepresentation or fraud.

(c)       Notwithstanding anything to the contrary herein, it is expressly agreed by the parties that none of the Seller or any of its Affiliates shall have any obligation whatsoever under any circumstances to repurchase any Mortgage Loan or other assets sold to Buyer pursuant to this Agreement.

9.2       Indemnification by Buyer.

(a)       Subject to the other terms of this Article IX, from and after the Closing, Buyer agrees to indemnify and hold harmless the Seller Group Members from and against, and pay to the applicable Seller Group Members, any and all Losses incurred, suffered or paid, directly or indirectly, by the Seller Group Members as a result of, based upon, attributable to, arising out of or related to:

(i)       any failure of any representation or warranty of Buyer set forth in this Agreement or in any Buyer Ancillary Agreement to be true and correct as of the date of this Agreement or as of the Closing Date, as applicable (except to the extent that any representation or warranty of Buyer expressly speaks as of an earlier date, in which case as of such earlier date);

(ii)       any breach of any covenant or agreement of Buyer set forth in this Agreement or any Buyer Ancillary Agreement;

(iii)       any Assumed Liabilities; and

(iv)       any use of the Retained Names and Marks by Buyer, whether or not in compliance with Section 5.2.

(b)       Notwithstanding anything to the contrary contained herein, Buyer shall be required to indemnify and hold harmless the Seller Group Members under Section 9.2(a) with respect to Losses incurred only:

(i)       if the aggregate amount of Losses incurred by the Seller Group Members in connection with or related to any individual claim (or any series of related claims (including any class action)) pursuant to Section 9.2(a)(i) exceeds the De Minimis Amount;

(ii)       if the aggregate amount of Losses (other than Losses excluded by the immediately preceding clause (i) because they do not meet the De Minimis Amount) incurred by the Seller Group Members in connection with or related to a claim pursuant to Section 9.2(a)(i) exceeds the Basket, and then only to the extent of such excess; and

(iii)       up to an aggregate amount required to be paid by Buyer pursuant to Section 9.2(a)(i) of the Cap (it being understood that, subject to the last sentence of this Section 9.2(b), in no event shall Buyer have any liability whatsoever to the Seller Group Members in respect of any claim or claims for indemnification pursuant to Section 9.2(a)(i) in excess of the Cap).

Notwithstanding anything herein to the contrary, the limitations set forth in this Section 9.2(b) shall not apply to Losses incurred by any Seller Group Member (A) in connection with any breach of a Buyer Fundamental Representation or (B) in the event of any willful misconduct, intentional misrepresentation or fraud.

9.3       Survival.     All of the representations and warranties of the Seller and Buyer contained in Article III (other than the Seller Fundamental Representations and the representations and warranties in Section 3.8) and Article IV, respectively, and the rights and obligations created under this Article IX in respect thereof, shall survive the Closing and continue in full force and effect until the date that is eighteen (18) months from the Closing Date. The Seller Fundamental Representations and the representations and warranties in Section 3.8 shall survive the Closing until the date that is sixty (60) days after the latest expiration of all applicable statutes of limitations (including any extensions thereof), including statutes of limitations that are applicable to (i) a third-party claim, or to a Governmental Body bringing an Action, that, if successful would constitute an inaccuracy in or breach of such Seller Fundamental Representation or the representations and warranties in Section 3.8 as of the date of this Agreement or as of the Closing, or (ii) an Action for breach of this Agreement as a result of an inaccuracy in or breach of such Seller Fundamental Representation or the representations and warranties in Section 3.8 as of the date of this Agreement or as of the Closing. All obligations and agreements contained herein that by their terms are to be performed in whole or in part, or that prohibit actions, subsequent to the Closing Date shall survive the Closing in accordance with their terms. All other obligations and agreements contained herein shall survive the Closing until the date that is twelve (12) months following the Closing. The obligations to indemnify and hold harmless any party, (A) pursuant to Section 9.1(a)(i) or 9.1(b)(i), shall terminate when the applicable representation or warranty terminates pursuant to this Section 9.3 and (B) pursuant to the other clauses of Section 9.1 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 9.4.

9.4       Indemnification Procedures.

(a)       Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”), whether or not relating to an Action asserted by a third Person shall promptly give to the party obligated pursuant to this Article IX to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail, to the extent known by the Indemnified Party as the time, the facts giving rise to the claim for indemnification hereunder, the amount or the method of computation of the amount of such claim and a reference to the provision of this Agreement upon which such claim is based; provided, however, that the failure to so notify the Indemnitor shall not relieve the Indemnitor from liability under this Agreement with respect to such claim for indemnification except to the extent, and only to the extent that, such failure to notify the Indemnitor results in material prejudice to the Indemnitor with respect to such claim; provided, further, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given by the Indemnified Party no later than promptly after such party has knowledge of the commencement of such Action; provided, further, that to the extent an Indemnified Party first pursues recoveries from third-parties with respect to a claim for indemnification, such claim shall be deemed timely and validly given pursuant to this Section 9.4 so long as a Claim Notice stating only that the Indemnified Party is currently seeking recoveries from third parties shall be given within the time periods required by this Article IX.

(b)       In the event that the Indemnitor shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Notice, the Indemnitor shall, within thirty (30) days after receipt by the Indemnitor of such Claim Notice, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnitor and the Indemnified Party shall, within the sixty (60) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected. If the Indemnified Party and the Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnitor be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 10.2.

(c)       Claims for Losses specified in any Claim Notice to which an Indemnitor shall not object in writing within thirty (30) days of receipt of such Claim Notice, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.4(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Sections 9.4(b) and 10.2 or shall have been settled with the consent as described in Section 9.6(c), are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claim, the Indemnitor shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnitor not less than two (2) Business Days prior to such payment.

9.5       Offset for Other Recoveries; Effect of Investigation.

(a)       In calculating any Loss there shall be deducted any insurance or other third-party recovery actually received by the Indemnified Party (net of any costs of investigation of the underlying claim and of collection) in respect thereof (and no right of subrogation shall accrue hereunder to any insurer or other Person). Each party agrees to use reasonable efforts to make any such insurance or other third-party recovery.

(b)       The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, any Seller Ancillary Agreement or

Buyer Ancillary Agreement shall not be affected by any investigation conducted with at any time, or any knowledge acquired (or capable of being acquired) at any time, by the Indemnified Party, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

9.6       Third-Person Claims.

(a)       Any party seeking indemnification pursuant to this Article IX in respect of, arising out of or involving any claim or demand made by any third Person against the Indemnified Party either at law or in equity (an “Action”) shall notify the Indemnitor in writing and in reasonable detail of such Action, including any pending or threatened Action, as promptly as practicable after receipt by such Indemnified Party of written notice of such third Person’s Action in the case of an Action, or as promptly as practicable after the Indemnified Party has reasonably determined that the pending or threatened Action has given or would reasonably be expected to give rise to a right of indemnification hereunder in the case of any pending or threatened Action. Thereafter, the Indemnified Party shall deliver to the Indemnitor, as promptly as practicable, copies of all notices and Documents (including court papers) received by the Indemnified Party relating to the third Person Action. The failure to give notice as provided in this Section 9.6(a) shall not relieve the Indemnitor of its obligations hereunder (or limit such obligations) except to the extent it shall have been actually and materially prejudiced by such failure.

(b)       In the event any Action shall be commenced by any Person against any party in respect of which indemnification may be sought by such party from the other party under the provisions of this Article IX, the Indemnified Party shall promptly cause written notice of the institution of any such Action of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor in accordance with Section 9.6(a). In the event of the initiation of any Action against the Indemnified Party by a third Person with respect to which the Indemnified Party shall seek indemnification from the Indemnitor hereunder, the Indemnitor shall have ten (10) days from its receipt of the Claim Notice to notify the Indemnified Party whether or not the Indemnitor desires (or sooner, if the nature of the Action so requires), at the Indemnitor’s sole cost and expense and by counsel of its own choosing, which must be reasonably satisfactory to the Indemnified Party, to control or defend against such Action, and the Indemnitor must conducts its defense of the Action actively and diligently thereafter in order to preserve its rights in this regard; provided, however, that the Indemnified Party may participate in any such Action with counsel of its choice and at its expense; provided, further, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnitor if so requested by the Indemnitor to participate or in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnitor that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Action.

(c)       The Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Action is reasonably foreseeable to result in Losses which are more than two-hundred percent (200%) of the amount indemnifiable by such Indemnitor pursuant to this Article IX; (ii) such Action for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) such Action seeks an injunction or equitable relief against the Indemnified Party; (iv) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnified Party; or (v) upon petition by the Indemnified Party, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Action. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Action. If the Indemnitor undertakes to defend against such Action, the Indemnitor shall not settle such Action without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement involves solely the payment of money for which the Indemnified Party will be fully indemnified pursuant to this Article IX (subject to the De Minimis Amount and the Deductible) and includes an unqualified release of the applicable Indemnified Parties from all liability in respect of any Action. If the Indemnitor does not timely undertake to defend against such Action, or otherwise abandons the defense of such Action, then the Indemnified Party may, without prejudice to any of its rights to indemnification hereunder, defend such Action and the Losses incurred by the Indemnified Party in connection therewith shall be borne by the Indemnitor. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Action; provided, that in such event it shall waive any right to indemnity therefor by the Indemnitor for such Action unless the Indemnitor shall have consented to such payment or settlement.

(d)       After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to any matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitor shall promptly pay the amount owed to the Indemnified Party in respect thereof.

9.7       Limitations; Calculation of Loss.

(a)       In any case where an Indemnified Party recovers from unaffiliated third Persons the amount of any Loss in respect of which an Indemnitor has indemnified any Indemnified Party pursuant to this Article IX, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the amount of the actual out-of-pocket expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of any Indemnified Party in respect of such matter; and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(b)       NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY EXEMPLARY OR PUNITIVE DAMAGES OR DAMAGES WHICH ARE NOT THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULTS OF THE EVENT GIVING RISE TO THE LOSS

(IN EACH CASE, EXCEPT TO THE EXTENT AWARDED TO ANY THIRD-PARTY IN ANY ACTION) ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THE LIMITATIONS SET FORTH IN THIS SECTION 9.7 SHALL NOT APPLY WITH RESPECT TO CLAIM FOR INDEMNIFICATION PURSUANT TO SECTION 9.1(a)(iii)-(v) OR IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT.

(c)       Except in the case of fraud or willful misconduct, injunctive relief (including specific performance) or the remedies contemplated by Section 5.8, this Article IX shall be the exclusive remedy of each of the parties hereto for breaches of this Agreement (including any representation, warranty or covenant contained in this Agreement).

(d)       No Indemnified Party will be entitled to recover from an Indemnitor more than once in respect of the same Losses.

(e)       Solely for the purpose of determining the amount of Losses indemnifiable under this Article IX related to any inaccuracy in or breach of any representation or warranty or breach of any covenant by the Seller or Buyer shall be determined without regard to any materiality, material adverse effect, or other similar qualification contained in or otherwise applicable to such representation, warranty or covenant. For avoidance of doubt, materiality, material adverse effect, and other similar qualifications contained in or otherwise applicable to any representation, warranty or covenant shall be considered for purposes of determining breach and shall not be disregarded.

9.8       Mitigation.     Each of the parties agrees to take commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

9.9       Tax Treatment of Payments.     The Seller, Buyer and their respective Affiliates shall treat any and all payments under this Article IX as an adjustment to the Purchase Price for Tax purposes unless they are required to treat such payments otherwise by applicable Tax laws.

9.10       Recovery; Set-Off.     To the extent the Buyer Group Members so elect, any amounts owed to any Buyer Group Members pursuant to this Article IX shall be satisfied (a) first, by set-off against any then-payable Earn-Out Amount and (b) if the amounts under clause (a) are insufficient to fully satisfy the Losses, directly by the Seller by wire transfer in immediately available funds to the bank account or accounts designated by such Buyer Group Member in a notice to the Seller not less than two (2) Business Days prior to such payment. Buyer shall not, in any circumstance, be entitled to setoff any amount that is not an Agreed Claim against any amounts owed to Seller under this Agreement or any Ancillary Agreement.

ARTICLE X

MISCELLANEOUS

10.1       Survival.     The representations, warranties and covenants contained in this Agreement shall survive for the periods set forth in Section 9.3 and Section 6.4, after which time such representations, warranties and covenants shall terminate and the parties shall have no rights or remedies thereafter with respect to any breach of such representations, warranties or covenants.

10.2       Governing Law; Submission to Jurisdiction.     This Agreement and each Ancillary Agreement and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement or any Ancillary Agreement or the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement, any Ancillary Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of New York without regard to any conflicts of law principles that would apply the Law of another jurisdiction. The Seller and Buyer irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan in the State of New York for the purposes of any Proceeding arising out of this Agreement or any transaction or agreement contemplated hereby. The Seller and Buyer irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts specified above and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 10.3.

10.3       Notices.     All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by email or sent by private courier or by registered or certified mail, and shall be deemed given when so delivered personally (with written confirmation of receipt), by facsimile (with written confirmation of transmission), by email (so long as such email states it is a notice delivered pursuant to this Section 10.3 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 10.3) or by private courier or, if mailed overnight, one (1) Business Day after the overnight mailing, as follows:

If to Buyer, to:

Caliber Home Loans, Inc.

1525 South Belt Line Road

Coppell, TX 75019

Facsimile: (214) 874-4199

Attention: Senior Vice President & Deputy General Counsel

Email: aubrey.meyers@caliberhomeloans.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

2021 McKinney Avenue

Suite 2000

Dallas, TX 75201

Facsimile: (214) 981-3400

Attention: Sara Garcia Duran

Email: sduran@sidley.com

If to the Seller, to:

Banc of California, Inc.

18500 Von Karman Avenue

Suite 1100

Irvine, CA 92612

Facsimile: (949) 385-6254

Attention: John Madden

Email: john.madden@bancofcal.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

707 Wilshire Boulevard

Suite 6000

Los Angeles, CA 90017

Facsimile: (213) 892-5454

Attention: Kenneth E. Kohler, Esq.

Email: kkohler@mofo.com

or to such other address as such party may indicate by a notice delivered to the other party hereto.

10.4       Successors and Assigns.     The rights of either party under this Agreement shall not be assignable by such party hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and permitted assigns any right, remedy or claim under or by reason of this Agreement. No assignment of any obligations hereunder shall relieve the parties of any of its obligations pursuant to this Agreement. Upon any permitted assignment, the references in this Agreement to the assigning party shall also apply to any such assignee of such assigning party.

10.5       Entire Agreement.     This Agreement, the exhibits and schedules referred to herein, the Documents delivered pursuant hereto or ancillary hereto (including the Ancillary Agreements) and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto with respect to the subject matter hereof and thereof. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

10.6       Disclosure.     The inclusion of any specific item in any schedule hereto is not intended to imply, and no party shall assert that such inclusion does imply, that the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not in the ordinary course of business for purposes of this Agreement.

10.7       Waiver; Amendment.     Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

10.8       Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

10.9       Execution in Counterparts; Facsimile Signatures.     This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the Seller and Buyer. For purposes of this Agreement, facsimile and .PDF signatures shall be deemed originals.

10.10      Specific Performance.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11      Waiver of Jury Trial.     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH ANCILLARY AGREEMENT, AMONG OTHER THINGS, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

10.12      Limitation of Liability.     Notwithstanding anything in this Agreement to the contrary, neither the directors, officers, managers, employees, stockholders, members or partners of either the Seller or Buyer will have or incur any personal liability under this Agreement or any related agreement (including any of the Ancillary Agreements), document, exhibit or schedule hereto.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BANC OF CALIFORNIA, NATIONAL ASSOCIATION

By:	/s/ J. Francisco A. Turner
Name: J. Francisco A. Turner
Title: Interim Chief Financial Officer Chief Strategy Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

CALIBER HOME LOANS, INC.

By:	/s/ Sanjiv Das
Name: Sanjiv Das
Title: Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]